EXHIBIT (a)(1)(i)
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING CLASS A ORDINARY SHARES INCLUDING CLASS A ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES
OF
WANDA SPORTS GROUP COMPANY LIMITED
AT
$1.70 PER CLASS A ORDINARY SHARE
AND
$2.55 PER AMERICAN DEPOSITARY SHARE
BY

WANDA SPORTS & MEDIA (HONG KONG) HOLDING CO. LIMITED
A WHOLLY-OWNED SUBSIDIARY OF
WANDA CULTURE HOLDING CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 29, 2021, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made by Wanda Sports & Media (Hong Kong) Holding Co. Limited, a limited liability company incorporated under the laws of Hong Kong (“Purchaser”), a wholly-owned subsidiary of Wanda Culture Holding Co., Ltd. (“Parent”), as a takeover offer pursuant to the provisions of the Companies Ordinance, Chapter 622 of the Laws of Hong Kong (the “Companies Ordinance”).

Purchaser is offering to purchase, pursuant to Part 13 of the Companies Ordinance, all of the issued and outstanding class A ordinary shares of Wanda Sports Group Company Limited (the “Company”), no par value (the “Class A Ordinary Shares”), including all Class A Ordinary Shares represented by American depositary shares of the Company (the “ADSs,” with every two ADSs representing three Class A Ordinary Shares), for $1.70 in cash per Class A Ordinary Share, or $2.55 in cash per ADS (the “Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in this offer to purchase (the “Offer to Purchase”) and the related letter of transmittal for Class A Ordinary Shares (the “Share Letter of Transmittal”) and the related letter of transmittal for ADSs (the “ADS Letter of Transmittal,” together with the Share Letter of Transmittal, the “Letters of Transmittal”) which, together with any amendments or supplements, collectively constitute the “Offer.”  The ADSs were issued under a facility created pursuant to the deposit agreement, dated as of July 26, 2019 (as amended on July 10, 2020 and November 20, 2020), by and among the Company, Deutsche Bank Trust Company Americas (the “Depositary”), and all holders from time to time of American depositary receipts evidencing ADSs (“ADRs”) issued thereunder (such deposit agreement, as amended from time to time, the “Deposit Agreement”).

The Offer is conditioned upon certain conditions set forth in “The Offer—Section 11. Conditions to the Offer” of this Offer to Purchase (the “Offer Conditions”). We expressly reserve the right to waive any Offer Condition. The Offer is not subject to any financing or minimum tender condition.

Whether or not a holder of Class A Ordinary Shares and/or ADSs will have to bear any cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares in connection with, or as a result of, the Offer will depend upon various factors, as described in this Offer to Purchase.  A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary and/or Hong Kong stamp duty.  Cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares will apply in other situations.  See  “Summary Term Sheet – What fees and taxes will I have to bear.”

The purpose of the Offer, made pursuant to Part 13 of the Companies Ordinance, and the other Going Private Transactions (as defined below) is to acquire a sufficient number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) such that there are fewer than 300 holders of Class A Ordinary Shares of record, thereby allowing the Company to deregister its Class A Ordinary Shares under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend its reporting obligations under the Section 15(d) of the Exchange Act (the “SEC Deregistration”).  You should be aware that various other actions are contemplated to cause the Company to fall below the 300-holder threshold.  These are the following:

Initial Steps:

•
Deposit Agreement Termination.  The Deposit Agreement has been amended (effective December 23, 2020) to shorten the notice period necessary to terminate the Deposit Agreement to 30 days and to shorten the period after which the Depositary may sell any Class A Ordinary Shares then held by it following the termination of the Deposit Agreement to 30 days.  More detail can be found in the Company’s registration statement on Post-Effective Amendment No. 2 to Form F-6 (Registration No. 333-232618) (the “Form F-6 Amendment”), filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2020.

The board of directors of the Company (the “Board”) has unanimously approved the termination of the Deposit Agreement (the “Deposit Agreement Termination”).  The Company has instructed the Depositary to send a notice on or after December 23, 2020, notifying ADS holders of the Deposit Agreement Termination, to be effective January 29, 2021 (the “Deposit Agreement Termination Date”).  On or after March 1, 2021 (the “ADS Cancellation Deadline”), the Depositary may sell any Class A Ordinary Shares then held by it in one or more Depositary Sales (as described below).

We expressly reserve the right, in our sole discretion, to initiate, immediately after the expiration of the Offer and acceptance of tendered Class A Ordinary Shares and ADSs, a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. During such subsequent offering period, Purchaser will immediately accept and promptly pay for all validly tendered ADSs in the amount of US$2.55 per ADS and Class A Ordinary Shares in the amount of US$1.70 per Class A Ordinary Share. For further information, see “The Offer—Section 1. The Offer – Subsequent Offering Period.” The application of cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares during the initial offer period will apply likewise to any subsequent offering period, and any reference to the Offer or the offer period in this Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.

Following the Deposit Agreement Termination Date, the Depositary will no longer provide any other services in respect of the ADSs, including registration of any transfers of ADSs.  However, following the Deposit Agreement Termination Date and through March 1, 2020 (the “ADS Transition Period”), each ADS holder will continue to be entitled, subject to the terms and conditions of the Deposit Agreement and subject to any Depositary Sale (as described below), to surrender ADSs and withdraw Class A Ordinary Shares, upon payment by the holder of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (a “Surrender/Withdrawal”).  Any tender of Class A Ordinary Shares in the Offer following a Surrender/Withdrawal, would be subject to Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).  Other than through a Surrender/Withdrawal, an ADS holder will not receive any underlying Class A Ordinary Shares.

Following the expiration of the ADS Transition Period, an ADS holder will still be able to effect a Surrender/Withdrawal to the extent the Depositary has not sold all Class A Ordinary Shares represented by ADSs in a Depositary Sale.  To the extent that any Class A Ordinary Shares have been sold in Depositary Sales, a Surrender/Withdrawal will result in the distribution of Class A Ordinary Shares and a pro rata distribution of cash proceeds (as described above) of such Depositary Sales.

•
Delisting. The Board also unanimously approved seeking the delisting of the ADSs from the Nasdaq Global Select Market (“Nasdaq”) by filing a Form 25 with the SEC (the “Delisting,” and together with the Deposit Agreement Termination, the “Deposit Agreement Termination/Delisting”), such delisting to be effective upon, or shortly after, the Deposit Agreement Termination Date.

Upon completion of the Deposit Agreement Termination/Delisting, which will precede any other Second Step Option (as defined below), the ADSs will no longer be tradeable and there will be no listing of any securities of the Company on any stock exchange in the United States or elsewhere.

Second Step Options:

Following the expiration of the Offer and the Deposit Agreement Termination/Delisting, we envision various possible scenarios to acquire remaining outstanding Class A Ordinary Shares (including Class A Ordinary Shares that had been represented by ADSs), depending upon whether or not Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) acquired by Purchaser during the offer period constitute not less than 90% in number of the total issued and outstanding Class A Ordinary Shares to which the Offer relates (including Class A Ordinary Shares represented by ADSs, but excluding one Class A Ordinary Share beneficially owned by Purchaser and Class A Ordinary Shares represented by ADSs owned by certain unaffiliated holders of ADSs (the “Associates”)) (the “90% Threshold”).

•
Compulsory Acquisition. If the Offer is completed and the 90% Threshold has been met, Purchaser intends to undertake a compulsory acquisition of the remaining Class A Ordinary Shares that are not owned by Purchaser or any Associates, in accordance with Division 4 of Part 13 of the Companies Ordinance (the “Compulsory Acquisition”).  This acquisition would not require any consent or other action of the shareholders of the Company or holders of ADSs (other than as set out in the Compulsory Acquisition Notice, as defined below) and would follow the Deposit Agreement Termination/Delisting.

By virtue of sending a Compulsory Acquisition notice (a “Compulsory Acquisition Notice”) to any remaining holders of Class A Ordinary Shares that are not owned, directly and indirectly, by Purchaser or any Associates (including any holders of Class A Ordinary Shares not tendered in the Offer, any holders of any Class A Shares delivered in a Surrender/Withdrawal, and the Depositary in respect of Class A Shares that it then holds), Purchaser would, pursuant to the Companies Ordinance, be entitled and bound to acquire from each such remaining holder, upon expiration of two months after the date of the Compulsory Acquisition Notice, all Class A Ordinary Shares then held by such holder at the Offer Price, unless any such remaining holder of Class A Ordinary Shares has successfully applied to the Court of First Instance of Hong Kong (the “Court”) within two months after the date on which the Compulsory Acquisition Notices are given for an order to the contrary (i.e., that Purchaser would not be entitled and bound to acquire those Class A Ordinary Shares). Any remaining holder of Class A Ordinary Shares whose shares are acquired in a Compulsory Acquisition would be required to bear Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares (with the remaining Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares borne by Purchaser).

Upon successful completion of the Compulsory Acquisition, Purchaser would own, directly or indirectly, 100% of the Class A Ordinary Shares (other than Class A Ordinary Shares held by the Associates).  See “Special Factors –  Section 6. Effects of the Offer” and “Special Factors –  Section 8. Summary of the Second Step Options” for further information on the Compulsory Acquisition.

•
Depositary Sale. If the Offer is completed, however, without the 90% Threshold being met, with respect to any ADSs that have not been surrendered for cancellation during the ADS Transition Period in a Surrender/Withdrawal, the Depositary may, after the expiration of the ADS Transition Period and in accordance with the terms of the Deposit Agreement, sell any remaining Class A Ordinary Shares then held by it (which are represented by any ADSs that have not been surrendered for cancellation) in one or more transactions (each a “Depositary Sale”) and after a Depositary Sale may hold uninvested the net proceeds of any such Depositary Sale, together with any other cash then held by it under the Deposit Agreement, in an unsegregated account and without liability for interest for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered for cancellation. The Depositary would promptly remit the proceeds of any Depositary Sale, net of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by the purchaser of Class A Ordinary Shares in the applicable Depositary Sale), to the holders of ADSs then outstanding through the payment mechanism of the Depository Trust Company.

Any Depositary Sale would be at the sole discretion of the Depositary. Purchaser has indicated to the Depositary that it would be willing to purchase Class A Ordinary Shares in any Depositary Sale that the Depositary elects to undertake, at the Offer Price (without interest and subject to applicable fees and taxes).

•
Share Consolidation. If the Offer is completed without meeting the 90% Threshold, and taking into account any Depositary Sales, there remain 300 or more Class A Ordinary Shares of record, Purchaser may cause the Company, following completion of the Deposit Agreement Termination/Delisting, to effect a share consolidation (the “Share Consolidation,” and, together with the Compulsory Acquisition and any Depositary Sale, as applicable, the “Second Step Options”) to reduce the number of holders of Class A Ordinary Shares of record to below 300.

The Share Consolidation would be subject to approval by the shareholders of the Company at an extraordinary general meeting of shareholders of the Company (a “General Meeting”).  Purchaser would control sufficient votes on its own to convene a General Meeting and to approve the Share Consolidation.

As a result of the Share Consolidation, each then outstanding Class A Ordinary Share would be converted into a fraction of a Class A Ordinary Share based on a share consolidation ratio to be determined separately by the Company and as necessary to reduce the number of holders of record of Class A Ordinary Shares to below 300.  Holders of Class A Ordinary Shares who would own less than one Class A Ordinary Share following the Share Consolidation would no longer be shareholders of the Company and would receive a cash payment from Purchaser, for the fractional Class A Ordinary Shares they otherwise would hold, and holders of Class A Ordinary Shares who would hold more than one Class A Ordinary Share following the completion of the Share Consolidation would remain shareholders of the Company after the Share Consolidation and would receive a cash payment from Purchaser, for the fractional Class A Ordinary Shares they otherwise would hold.  Payments for fractional shares would be equal to the Offer Price (i.e., the Offer Price multiplied by the number of Class A Ordinary Shares held immediately prior to the Share Consolidation corresponding to what otherwise would have been fractional shares), without interest and subject to Hong Kong stamp duty of 0.2% of the value of the fractional shares (of which 0.1% of the value of the fractional shares would be borne by Purchaser).  Class B Ordinary Shares would be consolidated at the same consolidation ratio.  Should it decide to pursue a Share Consolidation, Purchaser will discuss with the Depositary potential alternatives with respect to the outstanding ADSs.

If there are fewer than 300 holders of Class A Ordinary Shares of record, including any Class A Ordinary Shares not tendered in the Offer and any Class A Shares delivered in a Surrender/Withdrawal, before or after the Share Consolidation, and after giving effect to any Depositary Sale, Purchaser intends to cause the Company to undertake the SEC Deregistration.

If you do not tender your Class A Ordinary Shares or ADSs in the Offer, and continue after expiration of the Offer to hold Class A Ordinary Shares (including following a Surrender/Withdrawal), then if  Purchaser does not undertake a Share Consolidation or, if it does and based on the share consolidation ratio, you retain some Class A Ordinary Shares, you would remain a shareholder of the Company.  However, there would be no market for your Class A Ordinary Shares and you would have limited rights to information.   In addition, after the Delisting, the Company will no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the Nasdaq.

See among others “Special Factors –  Section 6. Effects of the Offer” and “Special Factors –  Section 8. Summary of the Second Step Options” for further information on the Share Consolidation.

The Board, acting upon the unanimous recommendation of an independent board committee comprised solely of independent and disinterested directors of the Board (the “Independent Board Committee”), has determined that the Offer and each of the Second Step Options, as applicable (collectively, the “Going Private Transactions”), are in the best interest of the Company and its shareholders, and are fair to the Unaffiliated Security Holders (as defined below), and recommends that holders of Class A Ordinary Shares and/or ADSs accept the Offer and tender their Class A Ordinary Shares and/or ADSs to Purchaser pursuant to the Offer.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Offer commenced on December 23, 2020 and will expire at 5:00 p.m., New York City time, on January 29, 2021 (as it may be extended as set forth in this Offer to Purchase, the “Expiration Date”).

This Offer to Purchase and the Letters of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

December 23, 2020

IMPORTANT
If you wish to tender all or any portion of your Class A Ordinary Shares and/or ADSs in the Offer, this is what you must do:

•
if you are a record holder of Class A Ordinary Shares, you must properly complete and duly execute the enclosed Share Letter of Transmittal, and all other documents required by the Share Letter of Transmittal, and send such to American Stock Transfer & Trust Company, LLC, the tender agent for the Offer (the “Tender Agent”) at the address set forth on the back cover of this Offer to Purchase. These materials must reach the Tender Agent before 5:00 p.m., New York City time, on the Expiration Date;

•
if you are a registered holder of ADRs, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender to the Tender Agent, at the address set forth on the back cover of this Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”);

•
if you are a registered holder of uncertificated ADSs on the books of the Depositary, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the Tender Agent, at the address set forth on the back cover of this Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee; or

•
if you hold Class A Ordinary Shares/ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact your broker, dealer, commercial bank, trust company or other securities intermediary and give instructions that your Class A Ordinary Shares/ADSs be tendered.

Detailed instructions are contained in the Share Letter of Transmittal, ADS Letter of Transmittal and in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares.” See the back cover of this Offer to Purchase for contact information for the Tender Agent.

Do NOT send any ADRs, Class A Ordinary Share certificates, the ADS Letter of Transmittal, the Share Letter of Transmittal or any related documents to Purchaser, Information Agent or the Depositary.

Questions and requests for assistance, including information on how to tender your Class A Ordinary Shares or ADSs, may be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), at toll free (800) 322-2885 or (212) 929-5500.

See the back cover of this Offer to Purchase for additional contact information. Requests for additional copies of this Offer to Purchase, the Letters of Transmittal, and other related materials may also be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other securities intermediary for assistance.

Table of Contents
Page
SUMMARY TERM SHEET		9
INTRODUCTION		19
SPECIAL FACTORS		24
1.	Background	24
2.	Purpose of and Reasons for the Offer; Plans for the Company after the Going Private Transactions	26
3.	Certain Financial Projections	30
4.	The Recommendation by the Independent Board Committee and the Board	35
5.	Position of Purchaser Regarding Fairness of the Going Private Transactions	35
6.	Effects of the Offer	38
7.	Conduct of the Company’s Business if the Offer Is Not Completed	39
8.	Summary of the Second Step Options	39
9.	Appraisal Rights; Rule 13e-3	41
10.	Related Party Transactions	42
11.	Interests of the Company’s Directors and Executive Officers in the Going Private Transactions	42
12.	Potential Transactions and Arrangements Concerning the Class A Ordinary Shares	43
THE OFFER		43
1.	Terms of the Offer	43
2.	Acceptance for Payment and Payment for Shares	45
3.	Procedures for Accepting the Offer and Tendering Shares	47
4.	Withdrawal Rights	50
5.	Certain United States Federal Income Tax Consequences	51
6.	Price Range of ADSs; Dividends	53
7.	Certain Information Concerning the Company	54
8.	Certain Information Concerning Purchaser	56

9.	Source and Amount of Funds	56
10.	Dividends and Distributions	56
11.	Conditions to the Offer	56
12.	Possible Effects of the Offer on the Market for ADSs; Nasdaq Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations	57
13.	Certain Legal Matters; Regulatory Approvals	59
14.	Fees and Expenses	59
15.	Miscellaneous	59

SUMMARY TERM SHEET
Wanda Sports & Media (Hong Kong) Holding Co. Limited, as Purchaser, is offering to purchase all outstanding Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs), no par value, of the Company, for $1.70 in cash per Class A Ordinary Share, or $2.55 in cash per ADS, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letters of Transmittal.  Any tender of Class A Ordinary Shares in the Offer will be subject to Hong Kong stamp duty of 0.2% of the value of the Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).  A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary or Hong Kong stamp duty, and Purchaser will bear the cancellation fee and Hong Kong stamp duty when surrendering ADSs to the Depositary for cancellation.

No fraction of Class A Ordinary Shares or ADSs will be purchased from any holder, and all payments to tendering holders of Class A Ordinary Shares or ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the Offer Price for Class A Ordinary Shares or ADSs pursuant to the Offer. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase and the Letters of Transmittal, and you should carefully read this Offer to Purchase and the accompanying Letters of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and in the Letters of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless otherwise indicated, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my securities?
Our name is Wanda Sports & Media (Hong Kong) Holding Co. Limited.  We are a limited liability company incorporated under the laws of Hong Kong and an indirect wholly-owned subsidiary of Wanda Culture Holding Co., Ltd., as Parent, a limited liability company incorporated under the laws of the People’s Republic of China.  Parent is indirectly owned by Dalian Wanda Group Co., Ltd., which is ultimately controlled by Mr. Jianlin Wang, its chairman and president. Further details on our affiliation with the Company can be found in Schedule 13G filed with the SEC on February 11, 2020. See also “The Offer—Section 8. Certain Information Concerning Purchaser.”
As of the date of this Offer to Purchase, we beneficially own 146,967,707 Class B ordinary shares of the Company (the “Class B Ordinary Shares,” together with the Class A Ordinary Shares, the “Shares”) which are all of the currently issued and outstanding Class B Ordinary Shares and represent approximately 70.4% of all the issued and outstanding Shares and approximately 90.5% of the aggregate voting power of the Company. In addition, we own one Class A Ordinary Share.
What securities are you offering to purchase?
We are offering to purchase, subject to the satisfaction and/or waiver of certain conditions as set out in this Offer to Purchase, all of the outstanding Class A Ordinary Shares, including Class A Ordinary Shares represented by ADSs.  See also “Introduction” and “The Offer—Section 11. Conditions to the Offer.”
How much are you offering to pay for my Class A Ordinary Shares/ADSs, and what is the form of payment?
We are offering to pay $1.70 in cash per Class A Ordinary Share, or $2.55 in cash per ADS (the “Offer Price”), upon the terms, and subject to the conditions, set forth in this Offer to Purchase and the related Letters of Transmittal.  No fraction of Class A Ordinary Shares or ADSs will be purchased from any holder, and all payments to tendering holders of Class A Ordinary Shares or ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the Offer Price for Class A Ordinary Shares or ADSs pursuant to the Offer.

Will I have to pay any brokerage fees or commissions?

If you are the record owner of Class A Ordinary Shares or ADSs and you tender your securities to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own Class A Ordinary Shares or ADSs through a broker or other securities intermediary, and your broker or other securities intermediary tenders your securities on your behalf, your broker or other securities intermediary may charge you a fee for doing so.

Any tender of Class A Ordinary Shares in the Offer will be subject to Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).  A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary or Hong Kong stamp duty, and Purchaser will bear the cancellation fee and Hong Kong stamp duty when surrendering ADSs to the Depositary for cancellation.  You should consult your broker or securities intermediary to determine whether any charges will apply.

See also below “What fees and taxes will I have to bear?” and “Introduction.”

Do you have the financial resources to make payment?

Yes. We estimate the total amount of funds necessary to purchase all of the outstanding Class A Ordinary Shares and ADSs, to be approximately $84.3 million, excluding related transaction fees, costs and expenses.

For further information see also “The Offer—Section 9. Source and Amount of Funds.”

Is your financial condition material to my decision to tender in the Offer?
No. Our financial condition should not be relevant to your decision whether to tender Class A Ordinary Shares and/or ADSs into the Offer because:

•	you will receive payment solely in cash for any Class A Ordinary Shares or ADSs that you tender into the Offer;
•	the Offer is for 100% of the outstanding Class A Ordinary Shares and ADSs;
•	the consummation of the Offer is not subject to any financing or minimum tender condition; and
•	upon consummation of the Offer and the Deposit Agreement Termination/Delisting, we may:
o
if the 90% Threshold has been met, acquire in the Compulsory Acquisition all remaining Class A Ordinary Shares to which the Offer relates (including any Class A Ordinary Shares not tendered in the Offer and any Class A Shares delivered in a Surrender/Withdrawal, and after giving effect to any Depositary Sale) and not validly tendered in the Offer; or

o
if the 90% Threshold has not been met, and taking into account any Depositary Sales, there remain 300 or more Class A Ordinary Shares of record, cause the Company to effect the Share Consolidation to reduce the total number of holders of record of Class A Ordinary Shares to below 300.

See also “Introduction,” “Special Factors –  Section 6. Effects of the Offer,” “Special Factors –  Section 8. Summary of the Second Step Options,” “The Offer—Section 10. Source and Amount of Funds” and “The Offer—Section 12. Conditions to the Offer” for further information.
Is the Offer subject to any financing or minimum tender condition?
No. The Offer is not subject to any financing or minimum tender condition. For the conditions to the Offer, see “The Offer—Section 11. Conditions to the Offer.”

Is there an agreement governing the contemplated transactions?
No. There is no agreement in place between Purchaser and the Company governing the Going Private Transactions.
What does the Board think of the Going Private Transactions?

The Board, acting upon the unanimous recommendation of the Independent Board Committee comprised solely of independent and disinterested directors of the Board, has:

•
determined that the Going Private Transactions are in the best interest of the Company and its shareholders, and are fair to all of the holders of Class A Ordinary Shares and ADSs other than Purchaser, the Associates and their respective affiliates (the “Unaffiliated Security Holders”); and

•	recommended that the Unaffiliated Security Holders accept the Offer and tender their Class A Ordinary Shares and/or ADSs to Purchaser pursuant to the Offer.
See “Introduction,” “Special Factors—Section 1. Background” and “Special Factors—Section 4. The Recommendation by the Independent Board Committee and the Board.” A more complete description of the Board’s recommendation of the Offer is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the Offer.

As mentioned above, the Board also unanimously approved the Deposit Agreement Termination/Delisting.

What is your position as to the fairness of the Going Private Transactions?

We believe that the Going Private Transactions are in the best interest of the Company and its shareholders, and are fair to the Unaffiliated Security Holders, based upon the factors set forth under “Special Factors—Section 5. Position of Purchaser Regarding Fairness of the Going Private Transactions.”

What is the market value of my Class A Ordinary Shares/ADSs as of a recent date?

On September 29, 2020, the last trading day before Purchaser announced a non-binding proposal to acquire all of the Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) for $1.67 in cash per Class A Ordinary Share, or $2.50 in cash per ADS, the per ADS closing price of the Company reported on Nasdaq was $1.80.

The Offer Price represents an approximately 41.7% premium over the September 29, 2020 per ADS closing price. On December 22, 2020, the last trading day before we announced the Offer, the per ADS closing price of the Company’s ADS reported on Nasdaq was $2.25.

We encourage you to obtain a recent price for ADSs in deciding whether to tender your Class A Ordinary Shares/ADSs. See “The Offer—Section 6. Price Range of the Shares; Dividends.”

Do you have interests in the Going Private Transactions that are different from my interests as a shareholder of the Company?

Yes. Our interests in the Going Private Transactions are different from those of security holders of the Company being asked to tender their Class A Ordinary Shares/ADSs in the Offer.  If you tender your Class A Ordinary Shares/ADSs in the Offer (or otherwise cease to either hold Class A Ordinary Shares (or a fraction thereof), or have a right to receive Class A Ordinary Shares, by reason of a Compulsory Acquisition, Share Consolidation or Depositary Sale), you would cease to have any interest in the Company and would not have the opportunity to participate in the future earnings or growth, if any, of the Company and would not bear the burden of a future decrease, if any, in the value of the Company.  In contrast, we would benefit from any future increase in the value of the Company and would also bear the burden of any future decrease in the value of the Company.

See “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for the Company after the Going Private Transactions.”

What will happen to the Deposit Agreement?

The Deposit Agreement has been amended (effective December 23, 2020) to shorten the notice period necessary to terminate the Deposit Agreement to 30 days and to shorten the period after which the Depositary may sell any Class A Ordinary Shares then held by it following the termination of the Deposit Agreement to 30 days.  More detail can be found in the Company’s Form F-6 Amendment, filed with the SEC on November 18, 2020.

The Board has unanimously approved the Deposit Agreement Termination.  The Company has instructed the Depositary to send a notice on or after December 23, 2020, notifying ADS holders of the Deposit Agreement Termination, to be effective on the Deposit Agreement Termination Date, namely January 29, 2021.  On or after March 1, 2021 (the ADS Cancellation Deadline), the Depositary may sell any Class A Ordinary Shares then held by it in one or more Depositary Sales.

We expressly reserve the right, in our sole discretion, to initiate, immediately after the expiration of the Offer and acceptance of tendered Class A Ordinary Shares and ADSs, a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. During such subsequent offering period, Purchaser will immediately accept and promptly pay for all validly tendered ADSs in the amount of US$2.55 per ADS and Class A Ordinary Shares in the amount of US$1.70 per Class A Ordinary Share. See “The Offer—Section 1. The Offer – Subsequent Offering Period.” The application of cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares during the initial offer period will apply likewise to any subsequent offering period.

Following the Deposit Agreement Termination Date, the Depositary will no longer provide any other services in respect of the ADSs, including registration of any transfers of ADSs.  However, following the Deposit Agreement Termination Date and through March 1, 2020 (the ADS Transition Period), each ADS holder will continue to be entitled, subject to the terms and conditions of the Deposit Agreement and subject to any Depositary Sale (as described below), to surrender ADSs and withdraw Class A Ordinary Shares, upon payment by the holder of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (a Surrender/Withdrawal).  Any tender of Class A Ordinary Shares in the Offer following a Surrender/Withdrawal, would be subject to Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).  Other than through a Surrender/Withdrawal, an ADS holder will not receive any underlying Class A Ordinary Shares.

Following the expiration of the ADS Transition Period, an ADS holder will still be able to effect a Surrender/Withdrawal to the extent the Depositary has not sold all Class A Ordinary Shares represented by ADSs in a Depositary Sale.  To the extent that any Class A Ordinary Shares have been sold in Depositary Sales, a Surrender/Withdrawal will result in the distribution of Class A Ordinary Shares and a pro rata distribution of cash proceeds (as described above) of such Depositary Sales.

Upon completion of the Deposit Agreement Termination/Delisting (which was unanimously approved by the Board already), the ADSs will no longer be tradeable and there will be no listing of any securities of the Company on any stock exchange in the United States or elsewhere.

See also “Special Factors—Section 6. Effects of the Offer,” “Special Factors – Section 8. Summary of the Second Step Options” and “The Offer—Section 13. Possible Effects of the Offer on the Market for ADSs; Nasdaq Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations.”

Is this the first step in a going-private transaction?

Yes. The Offer is the first step in our efforts to acquire a sufficient number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) such that there are fewer than 300 holders of Class A Ordinary Shares of record so as to enable the Company to effect the SEC Deregistration.

What will happen after the Offer expires? If I decide not to tender, how will the Offer affect my Class A Ordinary Shares or ADSs?

At expiration of the Offer, Purchaser intends to acquire remaining Class A Ordinary Shares by virtue of the Compulsory Acquisition, through Depositary Sales and/or by virtue of the Share Consolidation depending upon whether the 90% Threshold has been met or has not been met, respectively.  At or around the time the Offer closes:

•	The Deposit Agreement will be terminated (the Deposit Agreement Termination).
•	The ADSs will cease to be listed on Nasdaq (the Delisting), at which point there will be no listing of any securities of the Company on any stock exchange in the United States or elsewhere.
•
After the Deposit Agreement Termination Date ADS holders will continue to have the ability, subject to the terms and conditions of the Deposit Agreement and subject to any Depositary Sale, to undertake a Surrender/Withdrawal and obtain Class A Ordinary Shares, upon payment by the holder of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares.  Any tender of Class A Ordinary Shares in the Offer following a Surrender/Withdrawal, would be subject to Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).  Other than through a Surrender/Withdrawal, an ADS holder will not receive any underlying Class A Ordinary Shares.

Following the expiration of the Offer and the Deposit Agreement Termination/Delisting (which was unanimously approved by the Board), we envision various possible scenarios to acquire remaining outstanding Class A Ordinary Shares (including Class A Ordinary Shares that had been represented by ADSs).

Compulsory Acquisition

If the Offer is completed and the 90% Threshold has been met, Purchaser intends to undertake the Compulsory Acquisition.  This action would not require any consent or other action of the shareholders of the Company or holders of ADSs (other than as set out in the Compulsory Acquisition Notice) and would follow the Deposit Agreement Termination/Delisting.

By virtue of sending a Compulsory Acquisition Notice to any remaining holders of Class A Ordinary Shares (including any holders of Class A Ordinary Shares not tendered in the Offer, any holders of any Class A Shares delivered in a Surrender/Withdrawal, and the Depositary in respect of Class A Shares that it then holds), Purchaser would, pursuant to the Companies Ordinance, be entitled and bound to acquire from each such remaining holder, upon expiration of two months after the date of the Compulsory Acquisition Notice, all Class A Ordinary Shares then held by such holder at the Offer Price, unless any such remaining holder of Class A Ordinary Shares has successfully applied to the Court within two months after the date on which the Compulsory Acquisition Notices are given for an order to the contrary (i.e., that Purchaser would not be entitled and bound to acquire those Class A Ordinary Shares).  Any remaining holder of Class A Ordinary Shares whose shares are acquired in a Compulsory Acquisition would be required to bear Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares (with the remaining Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares borne by Purchaser).

Upon successful completion of the Compulsory Acquisition, Purchaser would own, directly or indirectly, 100% of the Class A Ordinary Shares (other than Class A Ordinary Shares held by the Associates).

Depositary Sale

If the Offer is completed, however, without the 90% Threshold being met, with respect to any ADSs that have not been surrendered for cancellation during the ADS Transition Period in a Surrender/Withdrawal, the

Depositary may, after the expiration of the ADS Transition Period and in accordance with the terms of the Deposit Agreement, sell any remaining Class A Ordinary Shares then held by it (which are represented by any ADSs that have not been surrendered for cancellation) in one or more transactions (each a Depositary Sale) and after a Depositary Sale may hold uninvested the net proceeds of any such Depositary Sale, together with any other cash then held by it under the Deposit Agreement, in an unsegregated account and without liability for interest for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered for cancellation. The Depositary would promptly remit the proceeds of any Depositary Sale, net of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by the purchaser of Class A Ordinary Shares in the applicable Depositary Sale), to the holders of ADSs then outstanding through the payment mechanism of the Depository Trust Company.

Any Depositary Sale would be at the sole discretion of the Depositary.  Purchaser has indicated to the Depositary that it would be willing to purchase Class A Ordinary Shares in any Depositary Sale that the Depositary elects to undertake, at the Offer Price (without interest and subject to applicable fees and taxes).

Share Consolidation

If the Offer is completed without meeting the 90% Threshold, and taking into account any Depositary Sales, there remain 300 or more Class A Ordinary Shares of record, Purchaser may cause the Company, following completion of the Deposit Agreement Termination/Delisting, to effect a Share Consolidation to reduce the number of holders of Class A Ordinary Shares of record to below 300.

The Share Consolidation would be subject to approval by the shareholders of the Company at a General Meeting.  Purchaser would control sufficient votes on its own to convene a General Meeting and to approve the Share Consolidation. The holders of Class A Ordinary Shares (including any Class A Ordinary Shares not tendered in the Offer and any Class A Shares delivered in a Surrender/Withdrawal) would not be entitled to dissenters’ rights.

As a result of the Share Consolidation, each then outstanding Class A Ordinary Share would be converted into a fraction of a Class A Ordinary Share based on a share consolidation ratio to be determined separately by the Company and as necessary to reduce the number of holders of record of Class A Ordinary Shares to below 300.  Holders of Class A Ordinary Shares who would own less than one Class A Ordinary Share following the Share Consolidation would no longer be shareholders of the Company and would receive a cash payment from Purchaser, for the fractional Class A Ordinary Shares they otherwise would hold, and holders of Class A Ordinary Shares who would hold more than one Class A Ordinary Share following the completion of the Share Consolidation would remain shareholders of the Company after the Share Consolidation and would receive a cash payment from Purchaser, for the fractional Class A Ordinary Shares they otherwise would hold.  Payments for fractional shares would be equal to the Offer Price (i.e., the Offer Price multiplied by the number of Class A Ordinary Shares held immediately prior to the Share Consolidation corresponding to what otherwise would have been fractional shares), without interest and subject to Hong Kong stamp duty of 0.2% of the value of the fractional shares (of which 0.1% of the value of the fractional shares would be borne by Purchaser).  Class B Ordinary Shares would be consolidated at the same consolidation ratio.  Should it decide to pursue a Share Consolidation, Purchaser will discuss with the Depositary potential alternatives with respect to the outstanding ADSs.

If there are fewer than 300 holders of Class A Ordinary Shares of record, including any Class A Ordinary Shares not tendered in the Offer and any Class A Shares delivered in a Surrender/Withdrawal, before or after the Share Consolidation, and after giving effect to any Depositary Sale, Purchaser intends to cause the Company to undertake the SEC Deregistration.

If you do not tender your Class A Ordinary Shares or ADSs in the Offer, and continue after expiration of the Offer to hold Class A Ordinary Shares (including following a Surrender/Withdrawal), then if Purchaser does not undertake a Share Consolidation or, it does and based on the share consolidation ratio, you retain some Class A Ordinary Shares, you would remain a shareholder of the Company.  However, there would be no market for your Class A Ordinary Shares and you would have limited rights to information.    In addition, after the Delisting, the Company will no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the Nasdaq.

SEC Deregistration

Assuming there are fewer than 300 holders of Class A Ordinary Shares of record following the Offer and/or any Second Step Option, after giving effect to any Depositary Sale, the Company plans to undertake the SEC Deregistration, meaning the Company would terminate the registration of the Class A Ordinary Shares under Section 12(g)(4) of the Exchange Act, suspend its reporting obligations under Section 15(d) of the Exchange Act and cease to make filings with the SEC and comply with the SEC’s rules relating to public companies.

Remaining holders of Class A Ordinary Shares following SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.

See also the “Introduction,” “Special Factors—Section 6. Effects of the Offer,” “Special Factors—Section 9. Appraisal Rights; Rule 13e-3,” “The Offer—Section 13. Possible Effects of the Offer on the Market for ADSs; Nasdaq Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations” and “Special Factors – Section 8. Summary of the Second Step Options.”

What fees and taxes will I have to bear?

Whether or not a holder of Class A Ordinary Shares and/or ADSs will have to bear any cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares in connection with, or as a result of, the Offer will depend upon various factors, as described in this Offer to Purchase.  A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary and/or Hong Kong stamp duty.  Cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares will apply in other situations.

The following summarizes who bears what fees payable to the Depositary and Hong Kong stamp duty.

Scenario	ADS cancellation fee(1)	Hong Kong stamp duty(2)	Purchaser
If you tender in the Offer:
ADSs	No cancellation fee borne by holder	No Hong Kong stamp duty borne by holder	ADS cancellation fee and Hong Kong stamp duty borne by Purchaser when surrendering ADSs for cancellation
Class A Ordinary Shares	N/A	Half of the Hong Kong stamp duty borne by holder	Remaining half of the Hong Kong stamp duty borne by Purchaser
Surrender / Withdrawal	Cancellation fee borne by holder	Hong Kong stamp duty borne by holder	N/A
Depositary Sale	Cancellation fee borne by holder	Half of the Hong Kong stamp duty borne by holder	Remaining half of the Hong Kong stamp duty borne by purchaser of Class A ordinary Shares in the applicable Depositary Sale
Compulsory Acquisition
ADSs	Cancellation fee borne by holder	Half of the Hong Kong stamp duty borne by holder	Remaining half of the Hong Kong stamp duty borne by Purchaser
Class A Ordinary Shares	N/A	Half of the Hong Kong stamp duty borne by holder	Remaining half of the Hong Kong stamp duty borne by Purchaser
Share Consolidation
Fractional Class A Ordinary Shares	N/A	Half of the Hong Kong stamp duty borne by holder	Remaining half of the Hong Kong stamp duty borne by Purchaser

(1) Cancellation fee of $0.05 per ADS payable to the Depositary.
(2) Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares.

How long do I have to decide whether to tender in the Offer? Can the Offer be extended?

You will have until 5:00 p.m., New York City time, on January 29, 2021, to tender your Ordinary Shares/ADSs. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a “guaranteed delivery” procedure, which is described in this Offer to Purchase.

If any of the Offer Conditions has not been satisfied or waived at the Expiration Date, we may extend the Offer for one or more periods, in consecutive increments of not more than 10 business days each (or such other duration as may be determined in our discretion), to permit such Offer Condition to be satisfied. We are also required to extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or by any rule, regulation or position of Nasdaq or by any applicable U.S. federal securities law. If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the Tender Agent for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. Purchaser may provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act. See “The Offer — Section 1. Terms of the Offer,” “The Offer — Section 2. Acceptance of Payment and Payment for Shares” and “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares.”

How do I participate in the Offer?

If you wish to accept the Offer, this is what you must do:

•
if you are a record holder of Class A Ordinary Shares, you must properly complete and duly execute the enclosed Share Letter of Transmittal, and all other documents required by the Share Letter of Transmittal, and send such to the Tender Agent for the Offer. These materials must reach the Tender Agent before 5:00 p.m., New York City time, on the Expiration Date;

•
if you are a registered holder of ADRs, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender to the Tender Agent, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed by a Medallion Guarantee;

•
if you are a registered holder of uncertificated ADSs on the books of the Depositary, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the Tender Agent, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee; or

•
if you hold Class A Ordinary Shares/ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact your broker, dealer, commercial bank, trust company or other securities intermediary and give instructions that your Class A Ordinary Shares/ADSs be tendered.

In any case, the Tender Agent must receive all required documents prior to the Expiration Date, which is 5:00 p.m., New York City time, on January 29, 2021, unless the Offer is extended. See “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares.” See the back cover of this Offer to Purchase for additional contact information for the Tender Agent.

Until what time may I withdraw previously tendered Class A Ordinary Shares/ADSs?

You may withdraw Class A Ordinary Shares/ADSs at any time prior to the Expiration Date and, if we have not accepted your Class A Ordinary Shares/ADSs for payment by February 15, 2021 (which is the 60th day after the date of the commencement of the Offer), you may withdraw them at any time after that date until we accept Class A Ordinary Shares/ADSs for payment.

How do I withdraw previously tendered Class A Ordinary Shares/ADSs?

To withdraw Class A Ordinary Shares/ADSs, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent while you still have the right to withdraw the Class A Ordinary Shares/ADSs. See “The Offer—Section 4. Withdrawal Rights.”

Are appraisal rights available in the Offer or any subsequent Second Step Option?

Holders of Class A Ordinary Shares or ADSs will not have appraisal rights in connection with the Offer and/or any Second Step Option.

In the Compulsory Acquisition, assuming the 90% Threshold has been met, Purchaser would be entitled and bound, by virtue of sending a Compulsory Acquisition Notice to any remaining holder of Class A Ordinary Shares (including any holders of Class A Ordinary Shares not tendered in the Offer, any holders of any Class A Shares delivered in a Surrender/Withdrawal, and the Depositary in respect of Class A Shares that it then holds), to acquire from each such remaining holder of Class A Ordinary Shares, upon the expiration of two months after the date of the Compulsory Acquisition Notice, all Class A Ordinary Shares then held by it at the Offer Price.  Any remaining holder of Class A Ordinary Shares whose shares are acquired in a Compulsory Acquisition would be required to bear Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares (with the remaining Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares borne by Purchaser).

No express appraisal rights in connection with the Compulsory Acquisition under the Companies Ordinance would be available to any remaining holder of Class A Ordinary Shares, but the remaining holders of Class A Ordinary Shares would have the right to apply to the Court within two months after the date on which the Compulsory Acquisition Notices are given for an order that Purchaser would not be entitled and bound to acquire those Class A Ordinary Shares.  The Compulsory Acquisition would otherwise not require any consent or other action of the shareholders of the Company or holders of ADSs (other than as set out in the Compulsory Acquisition Notice) and would follow the Deposit Agreement Termination/Delisting.

The Share Consolidation, on the other hand, needs approval from the shareholders of the Company at a General Meeting.  Purchaser would control sufficient votes on its own to convene a General Meeting and to approve the Share Consolidation.  The holders of Class A Ordinary Shares (including any Class A Ordinary Shares not tendered in the Offer and any Class A Shares delivered in a Surrender/Withdrawal, and after giving effect to any Depositary Sale) would not be entitled to dissenters’ rights.

See also “Special Factors—Section 9. Appraisal Rights; Rule 13e-3.”

What will happen to my share options in the Offer?

Outstanding options issued under the Company’s Management Equity Incentive Plan will not be affected, other than corresponding adjustments to the number of shares subject to the options issued under the Management Equity Incentive Plan as well as the exercise price of the options in relation to the Share Consolidation, as applicable.

Generally, what are the material United States federal income tax consequences of tendering Class A Ordinary Shares/ADSs?

Generally, if you are a U.S. Holder, the sale of your Class A Ordinary Shares/ADSs pursuant to the Offer or any Second Step Option will be a taxable transaction for United States federal income tax purposes. See “The Offer—Section 5. Certain United States Federal Income Tax Consequences.”  We urge holders of Class A Ordinary Shares/ADSs to consult their own tax advisors about the tax consequences of the Offer in light of their particular circumstances.

To whom may I speak if I have questions about the Offer?

You may call MacKenzie Partners, Inc., the Information Agent for the Offer, toll free at (800) 322-2885 for assistance. Banks and brokers may call (212) 929-5500.  See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Class A Ordinary Shares and ADSs:
INTRODUCTION
Wanda Sports & Media (Hong Kong) Holding Co. Limited, a limited liability company incorporated under the laws of Hong Kong, as Purchaser, a wholly-owned subsidiary of Wanda Culture Holding Co., Ltd., as Parent, hereby offers to purchase all the issued and outstanding Class A Ordinary Shares, no par value, and ADSs, with every two ADSs representing three Class A Ordinary Shares, at a price of $1.70 in cash per Class A Ordinary Share, or $2.55 in cash per ADS, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal. No fraction of Class A Ordinary Shares or ADSs will be purchased from any holder, and all payments to tendering holders of Class A Ordinary Shares or ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the Offer Price for Class A Ordinary Shares or ADSs pursuant to the Offer.

Whether or not a holder of Class A Ordinary Shares and/or ADSs will have to bear any cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares in connection with, or as a result of, the Offer will depend upon various factors as described in this Offer to Purchase.  A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary and/or Hong Kong stamp duty.  Cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares will apply in other situations.

Any tender of Class A Ordinary Shares in the Offer will be subject to Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).  A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary or stamp duty on transfer of Class A Ordinary Shares, and Purchaser will bear the cancellation fee and Hong Kong stamp duty when surrendering ADSs to the Depositary for cancellation.    Tendering shareholders who are the record owners of Class A Ordinary Shares/ADSs would not be obligated to pay brokerage fees or commissions on the purchase of Class A Ordinary Shares/ADSs by Purchaser pursuant to the Offer. Shareholders who hold their Class A Ordinary Shares/ADSs through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to provide a Form W-9 or the appropriate Form W-8, as applicable, you may be subject to a required backup withholding of federal United States income tax. See “The Offer—Section 5. Certain United States Federal Income Tax Consequences.” Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, LLC, as the Tender Agent, and MacKenzie Partners, Inc., as the Information Agent, incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between Purchaser, Purchaser or any affiliate thereof, and each such person. See “The Offer—Section 14. Fees and Expenses.”

The Offer is not subject to any financing or minimum tender condition. For the Offer Conditions, see “The Offer—Section 11. Conditions to the Offer.” We expressly reserve the right to waive any Offer Condition.

According to the Company, as of December 16, 2020, there were 208,875,289 Shares, being the sum of 61,907,582 Class A Ordinary Shares (excluding 328,053 issued but unallocated Class A Ordinary Shares under the equity incentive plan of the Company) and 146,967,707 Class B Ordinary Shares. As of the date of this Offer to Purchase, Purchaser beneficially owns 146,967,708 Shares in aggregate, being the sum of all Class B Ordinary Shares and one Class A Ordinary Share.
The purpose of the Offer and the other Going Private Transactions, is to acquire a sufficient number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) such that there are fewer than 300 holders of Class A Ordinary Shares of record, thereby allowing the Company to deregister its Class A Ordinary Shares under Section 12(g)(4) of the Exchange Act and suspend its reporting obligations under the Section 15(d) of the Exchange Act.  You should be aware that various other actions are contemplated to cause the Company to fall below the 300-holder threshold.  These are the following:

Initial Steps:
•
Deposit Agreement Termination.  The Deposit Agreement has been amended (effective December 23, 2020) to shorten the notice period necessary to terminate the Deposit Agreement to 30 days and to shorten the period after which the Depositary may sell any Class A Ordinary Shares then held by it following the termination of the Deposit Agreement to 30 days.  More detail can be found in the Company’s Form F-6 Amendment, filed with the SEC on November 18, 2020.

The Board has unanimously approved the Deposit Agreement Termination.  The Company has instructed the Depositary to send a notice on or after December 23, 2020, notifying ADS holders of the Deposit Agreement Termination, to be effective on the Deposit Agreement Termination Date, namely January 29, 2021.  On or after March 1, 2021 (the ADS Cancellation Deadline), the Depositary may sell any Class A Ordinary Shares then held by it in one or more Depositary Sales. We expressly reserve the right, in our sole discretion, to initiate, immediately after the expiration of the Offer and acceptance of tendered Class A Ordinary Shares and ADSs, a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. During such subsequent offering period, Purchaser will immediately accept and promptly pay for all validly tendered ADSs in the amount of US$2.55 per ADS and Class A Ordinary Shares in the amount of US$1.70 per Class A Ordinary Share.  See “The Offer—Section 1. The Offer – Subsequent Offering Period.” The application of cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares during the initial offer period will apply likewise to any subsequent offering period.

Following the Deposit Agreement Termination Date, the Depositary will no longer provide any other services in respect of the ADSs, including registration of any transfers of ADSs.  However, following the Deposit Agreement Termination Date and through March 1, 2020 (the ADS Transition Period), each ADS holder will continue to be entitled, subject to the terms and conditions of the Deposit Agreement and subject to any Depositary Sale (as described below), to surrender ADSs and withdraw Class A Ordinary Shares, upon payment by the holder of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (a Surrender/Withdrawal).  Any tender of Class A Ordinary Shares in the Offer following a Surrender/Withdrawal, would be subject to Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).  Other than through a Surrender/Withdrawal, an ADS holder will not receive any underlying Class A Ordinary Shares.

Following the expiration of the ADS Transition Period, an ADS holder will still be able to effect a Surrender/Withdrawal to the extent the Depositary has not sold all Class A Ordinary Shares represented by ADSs in a Depositary Sale.  To the extent that any Class A Ordinary Shares have been sold in Depositary Sales, a Surrender/Withdrawal will result in the distribution of Class A Ordinary Shares and a pro rata distribution of cash proceeds (as described above) of such Depositary Sales.

•
Delisting. The Board also unanimously approved seeking the delisting of the ADSs from Nasdaq by filing a Form 25 with the SEC, such delisting to be effective upon, or shortly after, the Deposit Agreement Termination Date. Upon completion of the Deposit Agreement Termination/Delisting, which will precede any other Second Step Option, the ADSs will no longer be tradeable and there will be no listing of any securities of the Company on any stock exchange in the United States or elsewhere.

Second Step Options:

Following the expiration of the Offer and the Deposit Agreement Termination/Delisting (which was unanimously approved by the Board), we envision various possible scenarios to acquire remaining outstanding Class A Ordinary Shares (including Class A Ordinary Shares that had been represented by ADSs) depending upon whether or not the 90% Threshold has been met.

•
Compulsory Acquisition. If the Offer is completed and the 90% Threshold has been met, Purchaser intends to undertake the Compulsory Acquisition.  This action would not require any approval of the shareholders of the Company at a General Meeting or any action of the shareholders of the Company or holders of ADSs (other than as set out in the Compulsory Acquisition Notice), and would follow the Deposit Agreement Termination/Delisting.

By virtue of sending a Compulsory Acquisition Notice to any remaining holders of Class A Ordinary Shares (including any holders of Class A Ordinary Shares not tendered in the Offer, any holders of any Class A Shares delivered in a Surrender/Withdrawal, and the Depositary in respect of Class A Shares that it then holds), Purchaser would, pursuant to the Companies Ordinance, be entitled and bound to acquire from each such remaining holder, upon expiration of two months after the date of the Compulsory Acquisition Notice, all Class A Ordinary Shares then held by such holder at the Offer Price, unless any such remaining holder of Class A Ordinary Shares has successfully applied to the Court within two months after the date on which the Compulsory Acquisition Notices are given for an order to the contrary (i.e., that Purchaser would not be entitled and bound to acquire those Class A Ordinary Shares). Any remaining holder of Class A Ordinary Shares whose shares are acquired in a Compulsory Acquisition would be required to bear Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares (with the remaining Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares borne by Purchaser).

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Depositary Sale. If the Offer is completed, however, without the 90% Threshold being met, with respect to any ADSs that have not been surrendered for cancellation during the ADS Transition Period in a Surrender/Withdrawal, the Depositary may, after the expiration of the ADS Transition Period and in accordance with the terms of the Deposit Agreement, sell any remaining Class A Ordinary Shares then held by it (which are represented by any ADSs that have not been surrendered for cancellation) in one or more transactions (each a Depositary Sale) and after a Depositary Sale may hold uninvested the net proceeds of any such Depositary Sale, together with any other cash then held by it under the Deposit Agreement, in an unsegregated account and without liability for interest for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered for cancellation. The Depositary would promptly remit the proceeds of any Depositary Sale, net of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by the purchaser of Class A Ordinary Shares in the applicable Depositary Sale), to the holders of ADSs then outstanding through the payment mechanism of the Depository Trust Company.

Any Depositary Sale would be at the sole discretion of the Depositary.  Purchaser has indicated to the Depositary that it would be willing to purchase Class A Ordinary Shares in any Depositary Sale that the Depositary elects to undertake, at the Offer Price (without interest and subject to applicable fees and taxes).

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Share Consolidation. If the Offer is completed without meeting the 90% Threshold, and taking into account any Depositary Sales, there remain 300 or more Class A Ordinary Shares of record, Purchaser may cause the Company, following completion of the Deposit Agreement Termination/Delisting, to effect a Share Consolidation to reduce the number of holders of Class A Ordinary Shares of record to below 300.

The Share Consolidation would be subject to approval by the shareholders of the Company at a General Meeting.  Purchaser would control sufficient votes on its own to convene a General Meeting and to approve the Share Consolidation.

As a result of the Share Consolidation, each then outstanding Class A Ordinary Share would be converted into a fraction of a Class A Ordinary Share based on a share consolidation ratio to be determined separately by the Company and as necessary to reduce the number of holders of record of Class A Ordinary Shares to below 300.  Holders of Class A Ordinary Shares who would own less than one Class A Ordinary Share following the Share Consolidation would no longer be shareholders of the Company and would receive a cash payment from Purchaser, for the fractional Class A Ordinary Shares they otherwise would hold, and holders of Class A Ordinary Shares who would hold more than one Class A Ordinary Share following the completion of the Share Consolidation would remain shareholders of the Company after the Share Consolidation and would receive a cash payment from Purchaser, for the fractional Class A Ordinary Shares they otherwise would hold.  Payments for fractional shares would be equal to the Offer Price (i.e., the Offer Price multiplied by the number of Class A Ordinary Shares held immediately prior to the Share Consolidation corresponding to what otherwise would have been fractional shares), without interest and subject to Hong Kong stamp duty of 0.2% of the value of the fractional shares (of which 0.1% of the value of the fractional shares would be borne by Purchaser).  Class B Ordinary Shares would be consolidated at the same consolidation ratio.  Should it decide to pursue a Share Consolidation, Purchaser will discuss with the Depositary potential alternatives with respect to the outstanding ADSs.

If there are fewer than 300 holders of Class A Ordinary Shares of record, including any Class A Ordinary Shares not tendered in the Offer and any Class A Shares delivered in a Surrender/Withdrawal, before or after the Share Consolidation, and after giving effect to any Depositary Sale, Purchaser intends to cause the Company to undertake the SEC Deregistration.

If you do not tender your Class A Ordinary Shares or ADSs in the Offer, and continue after expiration of the Offer to hold Class A Ordinary Shares (including following a Surrender/Withdrawal), then if Purchaser does not undertake a Share Consolidation or, if it does and based on the share consolidation ratio, you retain some Class A Ordinary Shares, you would remain a shareholder of the Company.  However, there would be no market for your Class A Ordinary Shares and you would have limited rights to information.   In addition, after the Delisting, the Company will no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the Nasdaq.

See also “Special Factors –  Section 6. Effects of the Offer,” “Special Factors –  Section 8. Summary of the Second Step Options” and “Special Factors—Section 9. Appraisal Rights; Rule 13e-3” for further information.

If the Offer (or any subsequent Second Step Option) is not completed for any reason, Purchaser will review its options. These options include doing nothing, purchasing or selling Class A Ordinary Shares in privately negotiated transactions, undertaking a share buy-back initiated by the Company, making a new tender offer or seeking to negotiate any other business combination with the Company.  No assurance can be given as to the price per Class A Ordinary Share that may be paid in any such future acquisition of Class A Ordinary Shares, which may be higher or lower than or the same as the Offer Price. See “Special Factors—Section 6. Effects of the Offer.” For a discussion of other actions that Purchaser may take if the Offer is not completed, see “Special Factors—Section 7. Conduct of the Company’s Business if the Offer Is Not Completed.”

The Board, acting upon the unanimous recommendation of the Independent Board Committee, has determined that the Going Private Transactions are in the best interest of the Company and its shareholders, and are fair to the Unaffiliated Security Holders.  As such, the Board recommends that Unaffiliated Security Holders accept the Offer and tender their Class A Ordinary Shares and/or ADSs to Purchaser pursuant to the Offer.  A more complete description of the Board’s reasons for approving the Going Private Transactions are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be mailed to the shareholders of the Company concurrently with the mailing of this Offer to Purchase.

This Offer to Purchase includes certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Purchaser, including statements concerning Purchaser’s plans with respect to the Shares or actions if the Offer is not completed. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

•	whether the conditions to the Offer will be satisfied;
•	the ongoing impact of COVID-19 on the Company’s business;
•	general economic, capital market and business conditions;

•	competitive factors in the industries and markets in which the Company operates, and general industry trends;
•	the effect of war, terrorism, outbreak or catastrophic events;
•	changes in government regulation;
•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and
•	the ability of Purchaser to execute fully on its business strategy after taking the Company private.

This Offer to Purchase and the related Letters of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s shareholders.

SPECIAL FACTORS

1.	Background

Between August 5, 2020 and September 28, 2020, representatives of Purchaser and representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) and Deutsche Bank Securities Inc. (“Deutsche Bank”), as financial advisor to Purchaser, participated in a number of discussions regarding different transaction structures by which the Company could be taken private. The discussions covered, among other things, analyses of the procedural steps, applicable legal and regulatory requirements under Hong Kong law and the Exchange Act, the probability of success (with and without support of certain existing holders of Class A Ordinary Shares or ADSs) and estimated timelines of the different transaction structures.  Certain management directors of the Company with employment contracts with the parent companies of Purchaser participated in these discussions as well.

Between September 14, 2020 and September 25, 2020, representatives of Purchaser had discussions with certain holders of Class A Ordinary Shares or ADSs, regarding their interest in selling or retaining their Class A Ordinary Shares or ADSs in a potential take-private of the Company.

On September 30, 2020, Purchaser delivered to the Board a preliminary non-binding proposal (the “Proposal”), announcing its intent to acquire all of the Class A Ordinary Shares, including Class A Ordinary Shares represented by ADSs, for a purchase price of $1.67 in cash per Class A Ordinary Share, or $2.50 in cash per ADS (the “Proposed Transaction”).

On September 30, 2020, the Company issued a press release regarding its receipt of the Proposal. On September 30, 2020, the Company furnished to the SEC its press release as exhibit to a current report on Form 6-K.

On October 3, 2020, the Board resolved to form the Independent Board Committee and to authorize the Independent Board Committee to, among other things: (i) select and engage independent financial and legal advisors to advise the Independent Board Committee and disinterested shareholders of the Company with respect to the Proposal and any transaction to acquire Class A Ordinary Shares (including ADSs) in connection with the Proposal; (ii) evaluate the Proposal and any other transaction to acquire Class A Ordinary Shares (including ADSs) in connection with the Proposal; (iii) advise and make a recommendation to the disinterested shareholders of the Company with respect to any transaction to acquire Class A Ordinary Shares (including ADSs) in connection with the Proposal; and (iv) review and approve relevant disclosure documents in any transaction to acquire Class A Ordinary Shares (including ADSs) in connection with the Proposal.

On October 6, 2020, the Company issued a press release regarding the establishment of the Independent Board Committee. On October 6 2020, the Company furnished to the SEC its press release as exhibit to a current report on Form 6-K.
On October 23, 2020, the Company issued a press release announcing the appointment of Houlihan Lokey (China) Limited (“Houlihan Lokey”) as the Independent Board Committee’s independent financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its legal counsel.  On October 23, 2020, the Company furnished to the SEC its press release as exhibit to a current report on Form 6-K.
Between October 26, 2020 and November 6, 2020, representatives of Paul Weiss and Skadden participated in a number of discussions on certain matters regarding the Proposed Transaction, including, among others, feasible structures of the Proposed Transaction, including the Second Step Options and the source of funding of Purchaser.  On behalf of Purchaser, Paul Weiss conveyed that Purchaser planned to make a tender offer to acquire all of the Class A Ordinary Shares and ADSs for the purpose of reducing the number of holders of Class A Ordinary Shares of record to below 300 in order to allow the Company to complete the SEC Deregistration and the offer would be made on the basis that the Company would approve the Deposit Agreement Termination/Delisting at the same time. Paul Weiss also conveyed that Purchaser was not interested in selling any of the Class B Ordinary Shares it owned. In addition, Paul Weiss conveyed that the price offered by Purchaser in the Proposal took into account remaining proceeds from the sale of The IRONMAN Group by the Company and Purchaser would expect the Company not to distribute such proceeds to the shareholders prior to the completion or termination of the Proposed Transaction (“Sales Proceeds”).

On November 16, 2020, the Board resolved to approve the compensation payable to members of the Independent Board Committee for their services and authorize the Independent Board Committee to negotiate, on behalf of the Company, the terms of the Proposed Transaction or any alternative transaction to the Proposal, explore and consider any such alternative transaction and advise and make a recommendation to the disinterested shareholders of the Company with respect to the Proposed Transaction or any such alternative transaction.  The Board also resolved to approve the changes to the Deposit Agreement described below and considered and discussed the rationale for the Delisting and the SEC Deregistration.
On November 18, 2020, the Company filed with the SEC the Form F-6 Amendment to shorten the notice period necessary to terminate the Deposit Agreement to 30 days and to shorten the period after which the Depositary may sell any Class A Ordinary Shares then held by it following the termination of the Deposit Agreement to 30 days. More detail can be found in the Form F-6 Amendment (Registration No. 333-232618).
On November 20, 2020, the Form F-6 Amendment went effective and the Depositary circulated on November 23, 2020 to the holders of ADSs a notice informing them of the changes to the Deposit Agreement as indicated in Form F-6 Amendment.
Between November 23, 2020 and December 18, 2020, representatives of Purchaser and Paul Weiss had additional discussions with certain holders of Class A Ordinary Shares or ADSs, regarding their interest in selling or retaining their Class A Ordinary Shares or ADSs in a potential take-private of the Company.
Between December 2, 2020 and December 18, 2020, representatives of Paul Weiss and Skadden, participated in a number of discussions regarding certain legal aspects of the Proposed Transaction and disclosures set forth in this Offer to Purchase, including, among others, the conditions to the Offer, the proposed offer periods, the Second Step Options and the proposed date of termination of the Deposit Agreement and delisting of the ADSs from Nasdaq. It was agreed that the Offer would not be conditional upon the 90% Threshold having been met.
Between December 4, 2020 and December 9, 2020, representatives of Purchaser and Deutsche Bank participated in a number of discussions with members of the Independent Board Committee and representatives of Houlihan Lokey regarding the valuation of Class A Ordinary Shares and ADSs and the offer price in the Proposed Transaction, and representatives of Houlihan Lokey asked Purchaser to increase its offer price.
On December 11, 2020, representatives of Deutsche Bank had further discussions with representatives of Houlihan Lokey and informed Houlihan Lokey that taking into account of the significant negative impact on valuation from failure to prolongate the current media rights contract with Lega Serie A after the 2020/21 season, Purchaser proposes to increase its offer price to $2.55 per ADS. It was subsequently confirmed that the increased offer is Purchaser’s “best and final offer” in the Proposed Transaction.
Between November 27, 2020 and December 18, 2020, Purchaser and representatives of Paul Weiss, the Information Agent and/or the Tender Agent participated in a number of discussions on the Offer, including among other details, a summary analysis of steps, and an estimated timeline related thereto.
On December 16, 2020, Purchaser retained MacKenzie Partners, Inc. to serve as the Information Agent and American Stock Transfer & Trust Company, LLC to serve as the Tender Agent in connection with the Offer.
On December 22, 2020, the Board unanimously approved the Deposit Agreement Termination/Delisting.
On December 22, 2020, the Independent Board Committee recommended that the Board approve the Going Private Transactions following which the Board subsequently, on December 22, 2020, unanimously approved the Going Private Transactions.

On December 22, 2020, Purchaser entered into the Standstill Agreement with the Associates.
On December 23, 2020, Purchaser commenced the Offer.
2.	Purpose of and Reasons for the Offer; Plans for the Company after the Going Private Transactions
 The Offer is the first step in taking the Company private. The purpose of the Offer and the other Going Private Transactions is to acquire a sufficient number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) such that there are fewer than 300 holders of Class A Ordinary Shares of record, thereby allowing the Company to undertake the SEC Deregistration.  Purchaser intends to increase its direct and indirect beneficial ownership of the outstanding Shares from its current level of approximately 70.4% (representing approximately 90.5% of the total voting power of the outstanding Shares) to 94.1% with the Associates retaining their ownership of 5.9% of the outstanding Shares while allowing holders of Class A Ordinary Shares and ADSs an opportunity to promptly receive the Offer Price by tendering their securities pursuant to the Offer.

In the event that Purchaser is unable to acquire all of the Class A Ordinary Shares and ADSs in the Offer, following the consummation of the Offer, any remaining ADSs would cease to be outstanding as a result of the Deposit Agreement Termination/Delisting.  Any remaining holders of Class A Ordinary Shares (including former ADS holders that then hold Class A Ordinary Shares by reason of a Surrender/Withdrawal, and after giving effect to any Depositary Sale) thereafter (i) would be eliminated either by means of the Compulsory Acquisition, if the 90% Threshold has been met or (ii) if the 90% Threshold has not been met and any Depositary Sale, if any, does not result in the number of holders of Class A Ordinary Shares of record falling to below 300, may be eliminated as a result of the Share Consolidation depending upon the share consolidation ratio (to be determined separately by the Company).

If you tender all your Class A Ordinary Shares and/or ADSs in the Offer or, you do not but subsequently have all your Class A Ordinary Shares (including any Class A Ordinary Shares not tendered in the Offer and any Class A Shares delivered in a Surrender/Withdrawal, and after giving effect to any Depositary Sale) acquired or consolidated into fractional shares in a Second Step Option, you would cease to have any equity interest in the Company and any right to participate in any future earnings or growth of the Company or benefit from any increase in value of the Company. Similarly, you would not bear the risk of any losses generated by the Company’s operations or of any decrease in the value of the Company.
You should be aware that various other actions are contemplated to cause the Company to fall below the 300-holder threshold.  These are the following:
Initial Steps:
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Deposit Agreement Termination.  The Deposit Agreement has been amended (effective December 23, 2020) to shorten the notice period necessary to terminate the Deposit Agreement to 30 days and to shorten the period after which the Depositary may sell any Class A Ordinary Shares then held by it following the termination of the Deposit Agreement to 30 days.  More detail can be found in the Company’s Form F-6 Amendment, filed with the SEC on November 18, 2020.

The Board has unanimously approved the Deposit Agreement Termination.  The Company has instructed the Depositary to send a notice on or after December 23, 2020, notifying ADS holders of the Deposit Agreement Termination, to be effective on the Deposit Agreement Termination Date, namely January 29, 2021.  On or after March 1, 2021 (the ADS Cancellation Deadline), the Depositary may sell any Class A Ordinary Shares then held by it in one or more Depositary Sales. We expressly reserve the right, in our sole discretion, to initiate, immediately after the expiration of the Offer and acceptance of tendered Class A Ordinary Shares and ADSs, a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. See “The Offer—Section 1. The Offer – Subsequent Offering Period.” The application of cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares during the initial offer period will apply likewise to any subsequent offering period.

Following the Deposit Agreement Termination Date, the Depositary will no longer provide any other services in respect of the ADSs, including registration of any transfers of ADSs.  However, following the Deposit Agreement Termination Date and through March 1, 2020 (the ADS Transition Period), each ADS holder will continue to be entitled, subject to the terms and conditions of the Deposit Agreement and subject to any Depositary Sale (as described below), to surrender ADSs and withdraw Class A Ordinary Shares, upon payment by the holder of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (a Surrender/Withdrawal).  Any tender of Class A Ordinary Shares in the Offer following a Surrender/Withdrawal, would be subject to Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).  Other than through a Surrender/Withdrawal, an ADS holder will not receive any underlying Class A Ordinary Shares.

Following the expiration of the ADS Transition Period, an ADS holder will still be able to effect a Surrender/Withdrawal to the extent the Depositary has not sold all Class A Ordinary Shares represented by ADSs in a Depositary Sale.  To the extent that any Class A Ordinary Shares have been sold in Depositary Sales, a Surrender/Withdrawal will result in the distribution of Class A Ordinary Shares and a pro rata distribution of cash proceeds (as described above) of such Depositary Sales.

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Delisting. The Board also unanimously approved seeking the delisting of the ADSs from Nasdaq by filing a Form 25 with the SEC, such delisting to be effective upon, or shortly after, the Deposit Agreement Termination Date. Upon completion of the Deposit Agreement Termination/Delisting, which will precede any other Second Step Option, the ADSs will no longer be tradeable and there will be no listing of any securities of the Company on any stock exchange in the United States or elsewhere.

Second Step Options
Following the expiration of the Offer and the Deposit Agreement Termination/Delisting (which was unanimously approved by the Board), we envision various possible scenarios to acquire remaining outstanding Class A Ordinary Shares (including Class A Ordinary Shares that had been represented by ADSs) depending upon whether the 90% Threshold has been met or has not been met, respectively.
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Compulsory Acquisition. If the Offer is completed and the 90% Threshold has been met, Purchaser intends to undertake the Compulsory Acquisition.  This action would not require any consent or other action of the shareholders or holders of ADSs (other than as set out in the Compulsory Acquisition Notice) and would follow the Deposit Agreement Termination/Delisting.

By virtue of sending a Compulsory Acquisition Notice to any remaining holders of Class A Ordinary Shares that are not owned by Purchaser or the Associates (including any holders of Class A Ordinary Shares not tendered in the Offer, any holders of any Class A Shares delivered in a Surrender/Withdrawal, and the Depositary in respect of Class A Shares that it then holds), Purchaser would, pursuant to the Companies Ordinance, be entitled and bound to acquire from each such remaining holder, upon expiration of two months after the date of the Compulsory Acquisition Notice, all Class A Ordinary Shares then held by such holder at the Offer Price, unless any such remaining holder of Class A Ordinary Shares has successfully applied to the Court within two months after the date on which the Compulsory Acquisition Notices are given for an order to the contrary (i.e., that Purchaser would not be entitled and bound to acquire those Class A Ordinary Shares). Any remaining holder of Class A Ordinary Shares whose shares are acquired in a Compulsory Acquisition would be required to bear Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares (with the remaining Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares borne by Purchaser).

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Depositary Sale. If the Offer is completed, however, without the 90% Threshold being met, with respect to any ADSs that have not been surrendered for cancellation during the ADS Transition Period in a Surrender/Withdrawal, the Depositary may, after the expiration of the ADS Transition Period and in accordance with the terms of the Deposit Agreement, sell any remaining Class A Ordinary Shares then held by it (which are represented by any ADSs that have not been surrendered for cancellation) in one or more transactions (each a Depositary Sale) and after a Depositary Sale may hold uninvested the net proceeds of any such Depositary Sale, together with any other cash then held by it under the Deposit Agreement, in an unsegregated account and without liability for interest for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered for cancellation. The Depositary would promptly remit the proceeds of any Depositary Sale, net of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by the purchaser of Class A Ordinary Shares in the applicable Depositary Sale), to the holders of ADSs then outstanding through the payment mechanism of the Depository Trust Company.

Any Depositary Sale would be at the sole discretion of the Depositary.  Purchaser has indicated to the Depositary that it would be willing to purchase Class A Ordinary Shares in any Depositary Sale that the Depositary elects to undertake, at the Offer Price (without interest and subject to applicable fees and taxes).

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Share Consolidation. If the Offer is completed without meeting the 90% Threshold, and taking into account any Depositary Sales, there remain 300 or more Class A Ordinary Shares of record,  Purchaser may cause the Company, following completion of the Deposit Agreement Termination/Delisting, to effect a Share Consolidation to reduce the number of holders of Class A Ordinary Shares of record to below 300.

As a result of the Share Consolidation, each then outstanding Class A Ordinary Share would be converted into a fraction of a Class A Ordinary Share based on a share consolidation ratio to be determined separately by the Company and as necessary to reduce the number of holders of record of Class A Ordinary Shares to below 300.  Holders of Class A Ordinary Shares who would own less than one Class A Ordinary Share following the Share Consolidation would no longer be shareholders of the Company and would receive a cash payment from Purchaser, for the fractional Class A Ordinary Shares they otherwise would hold, and holders of Class A Ordinary Shares who would hold more than one Class A Ordinary Share following the completion of the Share Consolidation would remain shareholders of the Company after the Share Consolidation and would receive a cash payment from Purchaser, for the fractional Class A Ordinary Shares they otherwise would hold.  Payments for fractional shares would be equal to the Offer Price (i.e., the Offer Price multiplied by the number of Class A Ordinary Shares held immediately prior to the Share Consolidation corresponding to what otherwise would have been fractional shares), without interest and subject to Hong Kong stamp duty of 0.2% of the value of the fractional shares (of which 0.1% of the value of the fractional shares would be borne by Purchaser).  Class B Ordinary Shares would be consolidated at the same consolidation ratio. Should it decide to pursue a Share Consolidation, Purchaser will discuss with the Depositary potential alternatives with respect to the outstanding ADSs.

If there are fewer than 300 holders of Class A Ordinary Shares of record, including any Class A Ordinary Shares not tendered in the Offer and any Class A Shares delivered in a Surrender/Withdrawal, before or after the Share Consolidation, and after giving effect to any Depositary Sale, Purchaser intends to cause the Company to undertake the SEC Deregistration.

If you do not tender your Class A Ordinary Shares or ADSs in the Offer, and continue after expiration of the Offer to hold Class A Ordinary Shares (including following a Surrender/Withdrawal), then if Purchaser does not undertake a Share Consolidation or, if it does and based on the share consolidation ratio, you retain some Class A Ordinary Shares, you would remain a shareholder of the Company.  However, there would be no market for your Class A Ordinary Shares and you would have limited rights to information.  In addition, after the Delisting, the Company will no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the Nasdaq.

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SEC Deregistration. Assuming there are fewer than 300 holders of Class A Ordinary Shares of record following the Offer and/or any Second Step Option, the Company plans to undertake the SEC Deregistration, meaning the Company would terminate the registration of the Class A Ordinary Shares under Section 12(g)(4) of the Exchange Act, suspend its reporting obligations under Section 15(d) of the Exchange Act and cease to make filings with the SEC and comply with the SEC’s rules relating to public companies.

Remaining holders of Class A Ordinary Shares following SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.  See “The Offer—Section 12. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations.”

Purchaser believes that there would be a number of benefits to the Company that would follow from the Company having fewer than 300 holders of Class A Ordinary Shares of record and effecting the SEC Deregistration. These benefits of ceasing to be a public company include the following:

•
the Company will benefit from the elimination of the additional burdens on its management, as well as the expenses, associated with being a public company, including the burdens of preparing periodic reports under federal securities laws and the costs of maintaining investor relations staff and resources and complying with the Sarbanes-Oxley Act of 2002, which costs and expenses Purchaser estimates to be, on an annualized and recurring basis, an aggregate amount of more than US$7 million, enabling management to devote more of their time and energy to core business operations; and

•
the Company will have greater flexibility to focus on long-term business goals, including pursuing strategic transactions and acquisitions, without the constraint of the public market’s emphasis on quarterly earnings, which flexibility is particularly important to the Company today than in the past given Purchaser’s belief that the operating environment has changed significantly since the Company’s initial public offering, and many new and evolving challenges that the Company faces in the marketplace, including, among other things, (i) the dependence of the Company on the business of Infront following the disposal of the IRONMAN Group; (ii) increased competition in target markets, such as China, where state-owned and private companies have emerged to take advantage of the significant market opportunity created by attractive financial incentives and favorable regulatory environment provided by the governments and (iii) the ongoing impact of the COVID-19 pandemic on the operations of the Company and its business partners.

The determination to proceed with the acquisition of the remaining interest in the Company at this time would also afford the Unaffiliated Security Holders (i) the ability to dispose of their Class A Ordinary Shares and/or ADSs at a premium over market prices prior to the time that Purchaser’s intention to make the Offer was first announced and (ii) liquidity with respect to their Class A Ordinary Shares and/or ADSs.

Having come to a determination to pursue the acquisition of the Class A Ordinary Shares and ADSs in order to allow the Company to complete the SEC Deregistration, Purchaser considered transaction structure alternatives to the Offer and the Second Step Options, including structuring the transaction by way of a scheme of arrangement in accordance with the Companies Ordinance. After considering the advantages and disadvantages of those alternatives, Purchaser determined to make a cash tender offer, potentially followed by a Second Step Option. In choosing this structure, Purchaser considered, among other things, the following:

•	a tender offer followed by a compulsory acquisition is a common means of effecting a going-private transaction in Hong Kong;
•	the structure of the transaction provides all of the Unaffiliated Security Holders with the opportunity to participate in the Offer;
•
for a significant shareholder such as Purchaser that is seeking to acquire Class A Ordinary Shares and ADSs from a large number of Unaffiliated Security Holders, open-market or privately-negotiated purchases or other business combinations and transactions would be less efficient, more complex and more time-consuming than a tender offer followed by a compulsory acquisition; and

•
following the expiration of the Offer, Purchaser would in any event be able to close the Offer and seek to effect the SEC Deregistration by undertaking the Compulsory Acquisition, through Depositary Sales and/or by undertaking the Share Consolidation, depending upon whether or not the 90% Threshold had been met, as the case may be, to cause the number of holders of Class A Ordinary Shares to decrease to below 300.

Purchaser expects to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the SEC Deregistration in order to best organize the activities of the Company in a private company environment.

Purchaser expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, certificate of incorporation, by-laws, capitalization (whether arising from refinancing or otherwise), management or dividend policy, including causing the Company to pay a special or extraordinary dividend to the extent permitted by applicable law.

Purchaser’s current plans for the Company are based on the assumption that the Offer will be completed and that, following completion of the Going Private Transactions, Purchaser will have fewer than 300 holders of Class A Ordinary Shares of record, if need be following consummation of the Compulsory Acquisition or the Share Consolidation.

Except as otherwise described in this Offer to Purchase, Purchaser has no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy or the indebtedness or capitalization of the Company; or (iv) any other material change in the Company’s corporate structure or business.

3.	Certain Financial Projections
Company’s Management
In the course of evaluating a potential transaction with Purchaser, the Company’s management prepared certain prospective financial information that was provided to certain members of the Board and Deutsche Bank, financial advisor to Purchaser, as well as to the Independent Board Committee and, at the direction of the Independent Board Committee, Houlihan Lokey, financial advisor to the Independent Board Committee.
Set forth below is a summary of the prospective financial information that was provided to Purchaser, the Independent Board Committee and Houlihan Lokey in connection with their consideration of the Going Private Transactions. Such summary prospective financial information is included in this Offer to Purchase because this information was made available to the Board, Purchaser, the Independent Board Committee and Houlihan Lokey, and in any event not to influence the decisions of the holders of Class A Ordinary Shares and/or ADSs as to whether to tender their Class A Ordinary Shares or ADSs in the Offer. The prospective financial information provided was not prepared with a view toward public disclosure, and the summary disclosure of such information in this Offer to Purchase should not be regarded as an indication that the Company or any recipient of the prospective financial information considered, or now considers, it to be necessarily predictive of actual future results. No representation is made by the Company, Purchaser, the Independent Board Committee and Houlihan Lokey nor any of their respective affiliates, directors, officers, advisors or other representatives, or any other person, to any holder of Class A Ordinary Shares or ADSs regarding the ultimate performance of the Company compared to the information included in the prospective financial information. The Company makes and has made no representation to Purchaser concerning any prospective financial information.
The prospective financial information was not prepared with a view toward complying with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”), SEC guidelines regarding projections or the guidelines established by the IASB, the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, compiled, examined or performed any procedures with respect to the summary prospective financial information set forth below, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
Certain of the summary projected financial information set forth below may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The summary prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company in its public filings with the SEC.
There can be no assurance that the results projected in the prospective financial information will be realized or that actual results will not materially vary from those projected. The prospective financial information does not reflect any revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the date the prospective financial information was prepared. The prospective financial information also covers multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. Economic and business environments can and do change quickly, which adds additional uncertainty as to whether the results portrayed in the prospective financial information can or will be achieved. The prospective financial information also will be affected by the ability of the Company to achieve its strategic goals, objectives and targets over the applicable periods. Additionally, the prospective financial information does not take into account the effect of a failure of the Going Private Transactions to occur. Furthermore, some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts may have changed since the date the prospective financial information was prepared and the date such information was provided to the Board, Purchaser, the Independent Board Committee and Houlihan Lokey in connection with their consideration of the Going Private Transactions.
In light of the foregoing factors, readers of this Offer to Purchase should not place undue, if any, reliance on the summary prospective financial information set forth below, including as part of any decision to tender or withhold from tendering Class A Ordinary Shares and/or ADSs in the Offer.  Except as may be required by law, the Company disclaimed any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, even if any or all of the assumptions underlying such prospective financial information are no longer appropriate.
The following table presents summary selected prospective financial information for the Company prepared by the Company’s management.

	2021E	2022E	2023E	2024E
	($ in millions(1))
Revenue	883	1,066	930	908
Gross Profit	286	318	296	307
Adjusted EBITDA(2)	81	105	87	90
____________________
(1)          The management projections were converted using the USD/EUR exchange rate of 1.1964 (as of September 1, 2020). The projections assume the prolongation of the current media rights contract Infront has with Lega Serie A (Lega Advisory) after the 2020/21 season, revenue under which is a significant contributor to the Company’s Adjusted EBITDA and consequently its Adjusted EBITDA projections (estimated to be €8.3 million in 2021E, €16.0 million in 2022E, €16.9 million in 2023E and €17.2 million in 2024E).  For more information on the media rights contract with Lega Serie A, reference is made to the Company’s 2019 Form 20-F.  It has been reported that in November 2020 the board of Lega Serie A approved a sale to private equity investors of a 10% stake in a new entity that will manage the league’s media rights. The Company has informed us that the current media rights contract Infront has with Lega Serie A will not be prolongated and, while the domestic media rights services (which contribute a significant portion of the revenue generated under the contract) will not continue, it remains uncertain whether Infront will be able to continue to provide other services to Lega Serie A and/or the new entity after the 2020/21 season.
(2)          The Company uses Adjusted EBITDA, a non-IFRS financial measure, in evaluating its operating results and for financial and operational decision-making purposes. For further information on the Company’s Adjusted EBITDA calculation, see the Company’s 2019 Form 20-F.

Financial Analyses of Deutsche Bank
Deutsche Bank acted as exclusive financial advisor to Purchaser in connection with the Going Private Transactions.
On September 3, 2020, representatives of Deutsche Bank provided Purchaser with a preliminary valuation analysis of the Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs on a fully diluted basis) (the “September Deutsche Bank Materials”), and on December 10, 2020, representatives of Deutsche Bank provided Purchaser with an updated valuation analysis of the Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs on a fully diluted basis) (the “December Deutsche Bank Materials” and, together with the September Deutsche Bank Materials, the “Deutsche Bank Materials”). Deutsche Bank conducted its financial analyses using a historical trading analysis based on average ADS trading prices, taking into account the fact that the ADSs are listed on Nasdaq, a control premium analysis based on select precedent U.S. 13e-3 transactions, and a discounted cash flow analysis using financial forecasts and other information and data related to the Company provided by management.
Deutsche Bank has not acted as a financial advisor to the Company, the Board or the Independent Board Committee. Deutsche Bank was not requested to, and did not, render an opinion with respect to the fairness of the Going Private Transactions or any consideration to be paid in the Going Private Transactions, including the Offer Price, or as to valuation or otherwise. The Deutsche Bank Materials are not an opinion as to the fairness to Purchaser, the Company or their respective shareholders of the Going Private Transactions or of the consideration to be paid in the Going Private Transactions, do not constitute a recommendation to the Company or the holders of Class A Ordinary Shares or ADSs, or as to whether they should tender their Class A Ordinary Shares or ADSs in the Offer or as to how to vote or act with respect to any other matter, and should not be relied on as the basis for any investment decision.
A copy of the September Deutsche Bank Materials and the December Deutsche Bank Materials are attached, respectively, as Exhibits (c)(3) and (c)(4) to the Transaction Statement on Schedule 13E-3 filed with the SEC by Purchaser, and the Deutsche Bank Materials are incorporated herein by reference. The description of the Deutsche Bank Materials set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the Deutsche Bank Materials, which may be obtained from the SEC in the manner described under “The Offer—Section 8. Certain Information Concerning Purchaser.”
Deutsche Bank has not made any representation or warranty, express or implied, to any person regarding the accuracy or completeness of any of the information contained in the Deutsche Bank Materials and any liability therefor to third parties (including in respect of direct, indirect or consequential loss or damages) is expressly disclaimed. Any valuations, estimates or projections contained in the Deutsche Bank Materials were derived from public sources or information provided by management of the Company, which may or may not be correct.
Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or provided to it, concerning the Company, including, without limitation, any financial information, forecasts or projections, used in the Deutsche Bank Materials. Accordingly, for purposes of preparing such materials, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or any of its subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of any of the Purchaser, the Company or any of their respective subsidiaries (or the impact of the Going Private Transactions thereon) under any law relating to bankruptcy, insolvency or similar matters.
The Deutsche Bank Materials were necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Deutsche Bank Materials. Deutsche Bank expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Deutsche Bank Materials of which it becomes aware after any such date.
The following is a summary of the material information and analyses contained in the Deutsche Bank Materials. The following summary, however, does not purport to be a complete description of the information and analyses contained in the Deutsche Bank Materials. Some of the summaries of the financial analyses in the Deutsche Bank Materials include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s analyses. Except as otherwise noted, the following quantitative information, (i) to the extent that it is based on market data included in the September Deutsche Bank Materials, is based on market data as they existed on or before September 1, 2020, and (ii) to the extent that it is based on market data included in the December Deutsche Bank Materials, is based on market data as they existed on or before December 8, 2020, and, in each case, is not necessarily indicative of current market conditions.
Historical Trading Analysis. Deutsche Bank reviewed the historical trading prices of the ADSs on Nasdaq since the IPO and chose September 1, 2020 as the “record date” in order to avoid any impact on the share value due to speculative news regarding the Going Private Transactions that was reported after market close on such date. Deutsche Bank noted in the December Deutsche Bank Materials that:
•	the closing price of the ADSs on Nasdaq was $2.11 on the record date;
•	the 30-day volume weighted average price (“VWAP”) of the ADSs on Nasdaq was $2.08;
•	the 60-day VWAP of the ADSs on Nasdaq was $2.09;
•	the 90-day VWAP of the ADSs on Nasdaq was $2.34;
•	the 180-day VWAP of the ADSs on Nasdaq was $2.29.
Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis of the Company using financial forecasts and other information and data provided by the Company’s management to calculate a range of implied values of the Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs on a fully diluted basis) as of December 31, 2020.
Deutsche Bank noted in the September Deutsche Bank Materials that in performing the discounted cash flow analysis, assuming prolongation of the media rights contract Infront has with Lega Serie A following the 2020/21 season, Deutsche Bank applied a range of discount rates of 9.0% to 11.0% (as weighted average cost of capital of the Company) to (i) unlevered free cash flows expected to be generated by the Company during calendar years 2021 through 2024 and (ii) estimated terminal values calculated using an exit multiple range of 7.0x – 8.0x. This analysis resulted in a range of implied estimated equity value of $1.91 to $2.62 per ADS.
Deutsche Bank noted in the December Deutsche Bank Materials that the development that the current media rights contract Infront has with Lega Serie A will not be prolongated after the 2020/21 season should be considered when assessing the value of the shares.  In performing the discounted cash flow analysis applying a discount rate of 9% and 10% to (i) unlevered free cash flows expected to be generated by the Company during calendar years 2021 through 2024 and (ii) estimated terminal values calculated using an exit multiple range of 7.0x – 8.5x, this analysis resulted in a range of implied estimated equity values as follows:

•
including prolongation of the media rights contract (Lega Advisory) with Lega Serie A following the 2020/21 season: (i) $2.07 to $3.05 per ADS (applying a 10% discount rate) or (ii) $2.22 to $3.23 per ADS (applying a 9% discount rate);

•
excluding prolongation of the media rights contract (Lega Advisory) with Lega Serie A following the 2020/21 season: (i) $1.08 to $1.91 per ADS (applying a 10% discount rate) or (ii) $1.19 to $2.06 per ADS (applying a 9% discount rate);

•
excluding prolongation of the media rights contract (Lega Advisory) with Lega Serie A as well as 50% of EBITDA associated with Lega Serie A Production and Archive contracts (net of allocated costs): (i) $0.96 to $1.77 per ADS (applying a 10% discount rate) or (ii) $1.06 to $1.91 per ADS (applying a 9% discount rate); and

•
excluding prolongation of the media rights contract (Lega Advisory) with Lega Serie A as well as 100% of EBITDA associated with Lega Serie A Production and Archive contracts (net of allocated costs): (i) $0.83 to $1.62 per ADS (applying a 10% discount rate) or (ii) $0.93 to $1.76 per ADS (applying a 9% discount rate).

Control Premium. Deutsche Bank reviewed the implied premiums to stock price in 27 selected precedent U.S. 13e-3 transactions by an offeror holding an initial pre-transaction stake ranging from 0% to 53% of the outstanding target equity and involving publicly-traded companies announced since June 13, 2011 (but excluding share buybacks and corporate restructurings). Deutsche Bank noted in the September Deutsche Bank Materials that the mean  premium to unaffected price was 43% and that the median premium to unaffected price was 32%.
Miscellaneous. In preparing the Deutsche Bank Materials, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company, certain internal analyses, financial forecasts and other information relating to the Company prepared by the management of the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by the management of the Company. Deutsche Bank did not assume any responsibility for independently verifying, nor did it independently verify, any of the information of the Company, including any financial information or financial forecasts that were analyzed (regardless of whether such information was publicly available, or provided by Purchaser or the Company). Accordingly, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not verified any assets or liabilities of any of the Purchaser or the Company, nor has it independently appraised or valued any assets or liabilities of any of the Purchaser or the Company. In relying on the financial forecasts that were provided by the Company Deutsche Bank assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of the Company, as applicable. In preparing the Deutsche Bank Materials, Deutsche Bank did not express any view as to such analyses or forecasts or the reasonableness of the assumptions on which they were based. Events that occur after the date of the Deutsche Bank Materials may affect the valuation results contained in the Deutsche Bank Materials, however Deutsche Bank does not have any obligation to revise, modify or reaffirm the contents of the Deutsche Bank Materials.
In respect of the Deutsche Bank Materials, Deutsche Bank has assumed that Purchaser and the Company will each take appropriate actions to comply with the restrictions and agreed terms necessary for the consummation of the Offer, and that all conditions and obligations to which Purchaser and the Company are subject in respect of the Offer will be completed or satisfied without being waived. Deutsche Bank has further assumed that all material consents and approvals by government, regulatory authority or other parties (the “Authorities”) necessary for the consummation of the Offer will be obtained, and that neither the obtaining of such consents, approvals or orders by the Authorities nor any revisions, modifications or waiver of any contracts to which the Purchaser or the Company is a party will have any adverse effect on Purchaser or the Company, nor will they impose any restrictions, regulations or conditions that may reduce the profits resulting from the Offer for the Purchaser or the Company.
Deutsche Bank does not provide legal, tax or regulatory advice. With respect to such matters, Purchaser relied on the advice of specialists who are experts in such fields.
The Deutsche Bank Materials were provided solely for the information of Purchaser and to assist it in connection with its consideration of the Offer Price. Deutsche Bank has not recommended any specific purchase price to Purchaser or its directors, shareholders, creditors or other relevant parties, and does not recommend or guarantee that any specific purchase price is the only appropriate purchase price. The Deutsche Bank Materials do not constitute a recommendation as to whether or not Purchaser should consummate the Offer, whether any holder of Class A Ordinary Shares or ADSs should tender Class A Ordinary Shares or ADSs, as the case may be, into the Offer, or as to how any holder of Class A Ordinary Shares, ADSs or any other securities should vote or act with respect to any matter. By submitting the Deutsche Bank Materials to Purchaser, Deutsche Bank did not guarantee the business plans or financial forecasts as provided by the Company or Purchaser, nor did it guarantee that the earnings projections and investment plans as contained therein will be realized or implemented.
Deutsche Bank did not have the authority to solicit, and did not solicit, investments in securities or other financial products issued by the Company. Deutsche Bank will not provide any opinion in respect of the values of the Company’s securities after the announcement or commencement of the Offer.
4.	The Recommendation by the Independent Board Committee and the Board
The Independent Board Committee has determined that the Going Private Transactions are in the best interest of the Company and its shareholders, and are fair to the Unaffiliated Security Holders, and recommended that the Unaffiliated Security Holders accept the Offer and tender their Class A Ordinary Shares and/or ADSs to Purchaser pursuant to the Offer.
The Board, acting upon the unanimous recommendation of the Independent Board Committee, has determined that the Going Private Transactions are in the best interest of the Company and its shareholders, and are fair to the Unaffiliated Security Holders, and recommended that the Unaffiliated Security Holders accept the Offer and tender their Class A Ordinary Shares and/or ADSs to Purchaser pursuant to the Offer.
The Company has agreed to file a Recommendation Statement on Schedule 14D-9 with the SEC concurrently herewith indicating the approval of the Offer by the Board and recommending that the Unaffiliated Security Holder tender their Class A Ordinary Shares/ADSs in the Offer.

5.	Position of Purchaser Regarding Fairness of the Going Private Transactions
The rules of the SEC require Purchaser to express their belief as to the fairness of the Going Private Transactions to the Unaffiliated Security Holders, i.e., holders of Class A Ordinary Shares and/or ADSs who are not affiliated with Purchaser.

Purchaser believes that the Offer Price to be received by the Unaffiliated Security Holders in the contemplated Offer (and, if applicable, any Second Step Option) is fair to such Unaffiliated Security Holders. Purchaser bases its belief on, among other things, the following factors, each of which, in its judgment, supports its views as to the fairness of the Going Private Transactions:

•
The Offer Price represents a premium of 41.7% over the closing price of the ADSs on September 29, 2020, the last trading day before the Company publicly announced its receipt of the Proposal, and a premium of approximately 33.5% to the volume-weighted average closing price of the Company’s ADSs of $1.91 for the last 10 trading days, prior to the Company’ announcement of its receipt of the Proposal.

•	The Offer will provide Unaffiliated Security Holders with liquidity at a reasonable premium.

•	The Offer is not subject to any financing or minimum tender condition.

•	The Offer Price will be paid in cash. As such, holders of Class A Ordinary Shares and/or ADSs will receive an immediate and certain value in the Offer and, if applicable, a Second Step Option.

•
The recommendations to the Unaffiliated Security Holders by, and the findings of, the Independent Board Committee and the Board with respect to the fairness of the Going Private Transactions, as described in the Schedule 14D-9 to be filed by the Company with the SEC under “Item 4. The Solicitation or Recommendation—Reasons for the Going Private Transactions; Recommendation of the Independent Board Committee; Recommendation of the Board; Fairness of the Going Private Transactions.”

•
The risks and uncertainties for the Company’ business, and the prospect of future losses related thereto, due to the following factors: general market and economic conditions globally and in the markets in which the Company operates, threatened litigation involving the Company, a rapidly changing regulatory and competitive environment with new entrants in the market, and the current novel coronavirus (COVID-19) pandemic outbreak and its potential negative impact on the operation of the Company and its business partners.

•
Following the successful completion of the Going Private Transactions, persons that cease to hold Class A Ordinary Shares (or a fraction thereof) will not face the risk of any decline in the value of the Company.

In addition, we believe that the Going Private Transactions are procedurally fair to the Unaffiliated Security Holders, based on the following factors:

•
The factors considered by, and the findings of, the Independent Board Committee and the Board with respect to the procedural fairness of the Going Private Transactions to the Unaffiliated Security Holders as described in the Schedule 14D-9 to be filed by the Company with the SEC under “Item 4. The Solicitation or Recommendation—Reasons for the Going Private Transactions; Recommendation of the Independent Board Committee; Recommendation of the Board; Fairness of the Going Private Transactions.”

•
The Independent Board Committee unanimously determined that the Going Private Transactions are in the best interest of the Company and its shareholders, and are fair to the Unaffiliated Security Holders.

•
The Board, based upon the unanimous recommendation of the Independent Board Committee, has recommended to the Unaffiliated Security Holders that they tender their Class A Ordinary Shares and/or ADSs pursuant to the Offer.

•
The Independent Board Committee, which consisted solely of independent and disinterested directors, was granted the authority to, among others, (i) engage independent financial and legal advisors to advise the Independent Board Committee, (ii) participate, directly or indirectly, in the negotiation on the Company’s behalf of proposed terms of the Going Private Transactions, and (iii) review, discuss, explore, evaluate, negotiate, recommend or not recommend any offer to acquire Class A Ordinary Shares (including ADSs representing Class A Ordinary Shares) or any alternative transaction with the Purchaser.

•
Purchaser did not participate in and did not have any influence on the deliberative process of, or the conclusions reached by, the Independent Board Committee or the negotiating positions of the Independent Board Committee.

•
The Independent Board Committee retained Houlihan Lokey and Skadden as its own independent financial and legal advisors, respectively, to assist the Independent Board Committee in connection with the review and consideration of the Going Private Transactions.

•
The Offer Price of $1.70 in cash per Class A Ordinary Share, or $2.55 in cash per ADS, and the other terms and conditions of the Offer resulted from extensive negotiations between the Independent Board Committee and its advisors and Purchaser and its advisors.

•
The fact that the Independent Board Committee received an opinion from its financial advisor, dated December 22, 2020, as to the fairness, from a financial point of view and as of the date of the opinion, of the Offer Price of $1.70 in cash per Class A Ordinary Share, or $2.55 in cash per ADS, to be received in the Offer and, if applicable, a Second Step Option taken together, by the Unaffiliated Security Holders. See “Item 4. The Solicitation or Recommendation—Reasons for the Going Private Transactions; Recommendation of the Independent Board Committee; Recommendation of the Board; Fairness of the Going Private Transactions —Opinion of the Independent Board Committee’s Financial Advisor”.

•	The Independent Board Committee had access to all of the information prepared or otherwise developed by the Company’s management, including the Company’s financial projections.

•	Unaffiliated Security Holders will have sufficient time to make a decision whether or not to tender:

o	The Offer will remain open for a minimum of twenty (20) business days.

o
If Purchaser amends the Offer to include any material additional information, Purchaser will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow shareholders to consider the additional information.

•
Each of the Unaffiliated Security Holders will be able to decide voluntarily whether or not to tender such holder’s Class A Ordinary Shares/ADSs and may elect to surrender ADSs and withdraw Class A Ordinary Shares in a Surrender/Withdrawal (upon payment by the holder of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares).

Purchaser also considered the following factors, each of which Purchaser considered negative in its considerations concerning the fairness of the terms of the transaction:

•
The Board unanimously approved the Delisting, such delisting to be effective upon, or shortly after, the Deposit Agreement Termination Date.  Upon completion of the Deposit Agreement Termination/Delisting, which will precede any other Second Step Option, the ADSs will no longer be tradeable and there will be no listing of any securities of the Company on any stock exchange in the United States or elsewhere.

•
Any shareholder who tenders all its Class A Ordinary Shares/ADSs in the Offer or, if applicable, ceases to be a holder of Class A Ordinary Shares as a result of a Second Step Option would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company.

•
As to the Offer Price, the financial interests of Purchaser are different than the financial interests of the Unaffiliated Security Holders. In addition, officers and directors of the Company have actual or potential conflicts of interest in connection with the Going Private Transactions. See “Special Factors—Section 11. Interests of the Company’s Directors and Executive Officers in the Going Private Transactions.”

•
Because the Compulsory Acquisition would be effected pursuant to the Companies Ordinance, the Compulsory Acquisition would not require any approval by the Company’s shareholders at a General Meeting. The holders of Class A Ordinary Shares would not therefore have the opportunity to vote on the Compulsory Acquisition. Further, no express appraisal rights in connection with the Compulsory Acquisition under the Companies Ordinance would be available to any remaining holder of Class A Ordinary Shares, but the remaining holders of Class A Ordinary Shares would have the right to apply to the Court within two months after the date on which the Compulsory Acquisition Notices are given for an order to the contrary (i.e., that Purchaser would not be entitled and bound to acquire those Class A Ordinary Shares).

•
The Share Consolidation would be subject to approval by the shareholders of the Company at a General Meeting. However, Purchaser would control sufficient votes on its own to convene a General Meeting and to approve the Share Consolidation.  The holders of Class A Ordinary Shares (including any Class A Ordinary Shares not tendered in the Offer and any Class A Shares delivered in a Surrender/Withdrawal, and after giving effect to any Depositary Sale) would not be entitled to dissenters’ rights.

•
The sale of Class A Ordinary Shares and/or ADSs in the Offer will be taxable for United States federal income tax purposes to tendering shareholders that are U.S. Holders (as defined in “The Offer—Section 5. Certain United States Federal Income Tax Consequences”).

Purchaser did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.
Purchaser did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. Purchaser believes that net book value, which is an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.
In its consideration of the fairness of the Going Private Transactions, Purchaser did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Unaffiliated Security Holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, Purchaser did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Going Private Transactions.
Purchaser is not aware of any firm offers made by any person, other than Purchaser pursuant to the Offer, during the two years preceding the date hereof for (i) the merger or consolidation of the Company with or into another company, or vice versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder of such securities to exercise control of the Company.
The foregoing discussion of the information and factors considered and given weight by Purchaser is not intended to be exhaustive, but is believed to include the material factors considered by Purchaser. Purchaser’s views as to the fairness of the Going Private Transactions to Unaffiliated Security Holders should not be construed as a recommendation to any shareholder as to whether that shareholder should tender such shareholder’s Class A Ordinary Shares/ADSs in the Offer.
6.	Effects of the Offer
General.  If you decide not to tender Class A Ordinary Shares or ADS in the Offer, upon completion of the Offer and the Deposit Agreement Termination/Delisting, Purchaser will have the option to close the Offer and accept Class A Ordinary Shares/ADSs tendered, regardless of the number of Class A Ordinary Shares or ADSs tendered by others.  Between that time and the launch of an applicable Second Step Option, the ADSs will no longer be tradeable and there will be no listing of any securities of the Company on any stock exchange in the United States or elsewhere, and no trading market for the remaining Class A Ordinary Shares. Your Class A Ordinary Share investment essentially will be illiquid.   As a reminder, each of the steps to follow the consummation of the Offer are described in “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for the Company after the Going Private Transactions.”
Other. As a result of the Offer, the direct and indirect interest of Purchaser in the Company’s net book value and net earnings would increase to the extent of the number of Class A Ordinary Shares acquired under the Offer. If the Offer and the Compulsory Acquisition are completed, Purchaser’s interest in such items would increase to 100%, and Purchaser would be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, Purchaser would also bear the risk of losses generated by the Company’s operations and any decrease in the value of the Company.

Accordingly, former shareholders of the Company would not have the opportunity to participate in the earnings and growth of the Company after the Offer and/or an applicable Second Step Option and would not have any right to vote on corporate matters. Similarly, former shareholders of the Company would not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the Offer and/or an applicable Second Step Option.
SEC Deregistration. Assuming there are fewer than 300 holders of Class A Ordinary Shares of record following the Offer and/or any Second Step Option, the Company plans to undertake the SEC Deregistration, meaning the Company would terminate the registration of the Class A Ordinary Shares under Section 12(g)(4) of the Exchange Act, suspend its reporting obligations under Section 15(d) of the Exchange Act and cease to make filings with the SEC and comply with the SEC’s rules relating to public companies.
Remaining holders of Class A Ordinary Shares following SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.  See “The Offer—Section 12. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations.”
7.	Conduct of the Company’s Business if the Offer Is Not Completed
If the Offer is not completed because any Offer Condition is not satisfied or waived, Purchaser may reevaluate the acquisition of Class A Ordinary Shares/ADSs.  In particular, Purchaser may consider, among other things: not taking any action at that time, including not purchasing any additional Class A Ordinary Shares/ADSs; purchasing or selling Class A Ordinary Shares/ADSs in the open market or in privately negotiated transactions; making a new tender offer; initiating a share buy-back at the level of the Company; consummating any other business combination with the Company, subject to compliance with applicable laws.
If Purchaser were to pursue any of these alternatives, it might take considerably longer for the Unaffiliated Security Holders to receive any consideration for their Class A Ordinary Shares (other than through sales in the open market or otherwise) than if they had tendered their Class A Ordinary Shares/ADSs in the Offer. Any such transaction could result in proceeds per Class A Ordinary Share to the such Unaffiliated Security Holders that are more or less than, or the same as, the Offer Price or could result in the trading price of the Shares to increase, decrease or be unchanged.
8.	Summary of the Second Step Options
Following the expiration of the Offer and the Deposit Agreement Termination/Delisting, we envision various possible scenarios to acquire remaining outstanding Class A Ordinary Shares (including Class A Ordinary Shares that had been represented by ADSs) or reduce the number of Class A Ordinary Shares (and the number of holders of Class A Ordinary Shares), depending upon whether or not the 90% Threshold has been met.
Compulsory Acquisition
If the Offer is completed and the 90% Threshold has been met, Purchaser intends to undertake the Compulsory Acquisition to compulsorily acquire all remaining Class A Ordinary Shares from the holders thereof that are not owned by Purchaser or any Associates (including any holders of Class A Ordinary Shares not tendered in the Offer, any holders of any Class A Shares delivered in a Surrender/Withdrawal, and the Depositary in respect of Class A Ordinary Shares that it then holds) (the “Remaining Offer Shares”).  If Purchaser acquires, or contracts unconditionally to acquire, any Class A Ordinary Shares at a price that does not exceed the Offer Price during the offer period, but not by virtue of acceptances of the Offer, Purchaser is regarded as having acquired them by virtue of acceptances of the Offer in terms of whether Purchaser would have the right to undertake the Compulsory Acquisition. If Purchaser exercises its right of Compulsory Acquisition, it would acquire the Remaining Offer Shares through the Compulsory Acquisition at the Offer Price.  Purchaser would issue Compulsory Acquisition Notices to the holders of the Remaining Offer Shares whose names appear on the register of members of the Company on the date of delivery of the Compulsory Acquisition Notices (the “Remaining Offer Shareholders”).  No Compulsory Acquisition Notices would be sent to holders of ADSs as the Depositary would  no longer be able to send the Compulsory Acquisition Notice to holders of ADSs after the Deposit Agreement Termination.  Any remaining holder of Class A Ordinary Shares whose shares are acquired in a Compulsory Acquisition would be required to bear Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares (with the remaining Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares borne by Purchaser).
By virtue of giving the Compulsory Acquisition Notices to the Remaining Offer Shareholders (including the Depositary in respect of any Remaining Offer Shares represented by ADSs), Purchaser would be entitled and bound to acquire the Remaining Offer Shares held by a Remaining Offer Shareholder (including its/her/his successor in title, whose name appears on the register of members of the Company on the date on which the Objection Period, as defined below, ends) at the Offer Price (without interest and subject to applicable fees and taxes, as set out below) (the “Compulsory Acquisition Consideration”) unless the Remaining Offer Shareholder has applied to the Hong Kong Court (an “Objection Application”) within two months from the date on which the Compulsory Acquisition Notices are delivered (the “Objection Period”) for an order that Purchaser is not entitled and bound to acquire those shares.
Unless the Hong Kong Court has, in respect of an Objection Application, ordered to the contrary on or about the date on which the Objection Period ends (or if an Objection Application is pending at the end of the Objection Period, as soon as practicable after the Objection Application has been disposed of), instrument of transfers for the Remaining Offer Shares would be executed by a person appointed by Purchaser on behalf of the relevant Remaining Offer Shareholder and on behalf of Purchaser and delivered to the Company along with the Compulsory Acquisition Consideration (net of seller’s ad valorem stamp duty of 0.1%, with the remaining 0.1% borne by Purchaser) in respect of such shares.  Once an instrument of transfer has been duly stamped, the Company would register Purchaser as the holder of the Remaining Offer Share(s) to which the instrument of transfer relates.
The Remaining Offer Shareholders should note that they would not receive the Compulsory Acquisition Consideration (which sum shall be payable net of seller’s ad valorem stamp duty of 0.1%, with the remaining 0.1% borne by Purchaser) for the Remaining Offer Shares until after the completion of the Compulsory Acquisition.  The Compulsory Acquisition Consideration (net of seller’s ad valorem stamp duty of 0.1%, with the remaining 0.1% borne by Purchaser) due to the Remaining Offer Shareholders would be paid by Purchaser to the Company, rather than directly to the Remaining Offer Shareholders, and the Company would hold such sum in a separate bank account until such time when the said amount has been paid by the Company to the Remaining Offer Shareholders in full in accordance with statutory procedures, or as otherwise permitted by the Companies Ordinance.
Any remaining holders of ADSs would receive from the Depositary cash payments in respect of the Remaining Offer Shares represented by their ADS, net of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares (with the remaining 0.1% of Hong Kong stamp duty borne by Purchaser).  Such payment would be made only after the Depositary had received the corresponding payment from the Company for the benefit of such remaining holders of ADSs.
The Remaining Offer Shareholders who are in doubt as to the action they should take should consult a licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.  Remaining Offer Shareholders who are in doubt as to their rights and obligations under the Companies Ordinance in respect of the Compulsory Acquisition should consult a solicitor or other professional adviser qualified to advise on matters of Hong Kong law.
See Section A of Schedule C for the relevant provisions of the Companies Ordinance on the Compulsory Acquisition.
Depositary Sale

If the Offer is completed, however, without the 90% Threshold being met, with respect to any ADSs that have not been surrendered for cancellation during the ADS Transition Period in a Surrender/Withdrawal, the Depositary may, after the expiration of the ADS Transition Period and in accordance with the terms of the Deposit Agreement, sell any remaining Class A Ordinary Shares then held by it (which are represented by any ADSs that have not been surrendered for cancellation) in one or more transactions (each a Depositary Sale) and after a Depositary Sale may hold uninvested the net proceeds of any such Depositary Sale, together with any other cash then held by it under the Deposit Agreement, in an unsegregated account and without liability for interest for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered for cancellation. The Depositary would promptly remit the proceeds of any Depositary Sale, net of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by the purchaser of Class A Ordinary Shares in the applicable Depositary Sale), to the holders of ADSs then outstanding through the payment mechanism of the Depository Trust Company.

Any Depositary Sale would be at the sole discretion of the Depositary.  Purchaser has indicated to the Depositary that it would be willing to purchase Class A Ordinary Shares in any Depositary Sale that the Depositary elects to undertake, at the Offer Price (without interest and subject to applicable fees and taxes).

Share Consolidation
If the Offer is completed without meeting the 90% Threshold, and taking into account any Depositary Sales, there remain 300 or more Class A Ordinary Shares of record, Purchaser may cause the Company, following completion of the Deposit Agreement Termination/Delisting, to effect a Share Consolidation to reduce the number of holders of Class A Ordinary Shares of record to below 300.
To implement a Share Consolidation, the Board or Purchaser would convene a General Meeting for the shareholders of the Company to approve the Share Consolidation by an ordinary resolution of the shareholders.  The Share Consolidation would be conditional upon such approval and compliance with relevant procedures and requirements under Hong Kong laws. Purchaser would control sufficient votes on its own to convene a General Meeting and to approve the Share Consolidation.
As a result of the Share Consolidation, each then outstanding Class A Ordinary Share would be converted into a fraction of a Class A Ordinary Share based on a share consolidation ratio to be determined separately by the Company and as necessary to reduce the number of holders of record of Class A Ordinary Shares to below 300.  Holders of Class A Ordinary Shares who would own less than one Class A Ordinary Share following the Share Consolidation would no longer be shareholders of the Company and would receive a cash payment from Purchaser, for the fractional Class A Ordinary Shares they otherwise would hold, and holders of Class A Ordinary Shares who would hold more than one Class A Ordinary Share following the completion of the Share Consolidation would remain shareholders of the Company after the Share Consolidation and would receive a cash payment from Purchaser, for the fractional Class A Ordinary Shares they otherwise would hold.  Payments for fractional shares would be equal to the Offer Price (i.e., the Offer Price multiplied by the number of Class A Ordinary Shares held immediately prior to the Share Consolidation corresponding to what otherwise would have been fractional shares), without interest and subject to Hong Kong stamp duty of 0.2% of the value of the fractional shares (of which 0.1% of the value of the fractional shares would be borne by Purchaser).  Class B Ordinary Shares would be consolidated at the same consolidation ratio. Should it decide to pursue a Share Consolidation, Purchaser will discuss with the Depositary potential alternatives with respect to the outstanding ADSs.
Under the Equity Incentive Plan of the Company, the Share Consolidation would result in corresponding adjustments to the number of shares subject to the options issued under the plan as well as the exercise price of the options.
Under the articles of association of the Company, where any difficulty arises in regard to any consolidation of Shares, the Board may settle the same as they think expedient and in particular may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the members who would have been entitled to the fractions.
See Section B of Schedule C for the relevant provisions of the Companies Ordinance on the Share Consolidation.
9.	Appraisal Rights; Rule 13e-3
Appraisal rights. Holders of Class A Ordinary Shares or ADSs will not have appraisal rights in connection with the Offer and/or any Second Step Option.
In the Compulsory Acquisition, assuming the 90% Threshold has been met, Purchaser would be entitled and bound, by virtue of sending a Compulsory Acquisition Notice to any remaining holder of Class A Ordinary Shares (including any holders of Class A Ordinary Shares not tendered in the Offer, any holders of any Class A Shares delivered in a Surrender/Withdrawal, and the Depositary in respect of Class A Shares that it then holds), to acquire from each such remaining holder of Class A Ordinary Shares, upon the expiration of two months after the date of the Compulsory Acquisition Notice, all Class A Ordinary Shares then held by it at the Offer Price.  Any remaining holder of Class A Ordinary Shares whose shares are acquired in a Compulsory Acquisition would be required to bear Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares (with the remaining Hong Kong stamp duty of 0.1% of the value of the underlying Class A Ordinary Shares borne by Purchaser).
No express appraisal rights in connection with the Compulsory Acquisition under the Companies Ordinance would be available to any remaining holder of Class A Ordinary Shares, but the remaining holders of Class A Ordinary Shares would have the right to apply to the Court within two months after the date on which the Compulsory Acquisition Notices are given for an order that Purchaser would not be entitled and bound to acquire those Class A Ordinary Shares.  The Compulsory Acquisition would otherwise not require any approval of the shareholders of the Company at a General Meeting or any action of the shareholders of the Company or holders of ADSs (other than as set out in the Compulsory Acquisition Notice) and would follow the Deposit Agreement Termination/Delisting.
The Share Consolidation, on the other hand, needs approval from the shareholders of the Company at a General Meeting.  Purchaser would control sufficient votes on its own to convene a General Meeting and to approve the Share Consolidation.  The holders of Class A Ordinary Shares (including any Class A Ordinary Shares not tendered in the Offer and any Class A Shares delivered in a Surrender/Withdrawal, and after giving effect to any Depositary Sale) would not be entitled to dissenters’ rights.
Rule 13e-3.   Because Purchaser is an affiliate of the Company, the Going Private Transactions constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Going Private Transactions and the consideration offered to Unaffiliated Security Holders be filed with the SEC and disclosed to such Unaffiliated Security Holders. Purchaser has provided such information in this Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.  Purchaser will not be able to cause the Company to file a Form 15 to effect the SEC Deregistration (and thereby terminate the obligation of the Company to comply with its reporting and other obligations under the Exchange Act, including the obligation to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act) until such time as the number of holders of record of Class A Ordinary Shares falls below 300.
10.	Related Party Transactions
The information in “Item 7. Major Shareholders and Related Party Transactions – B. Related Party Transactions,” is incorporated by reference herein from the Company’s annual report on Form 20-F, as filed with the SEC on May 22, 2020 (the “2019 Form 20-F”).
From January 1, 2020 to the date of this Offer to Purchaser, there has been no material related party transactions between the Company and each of its directors and executive officers, on one hand, and Purchaser, on the other hand.
11.	Interests of the Company’s Directors and Executive Officers in the Going Private Transactions
In considering the Board Recommendation, Unaffiliated Security Holders should be aware that the Company’s executive officers and directors have agreements or arrangements that may provide them with interests that may differ from, or be in addition to, those of shareholders of the Company generally. The Board was aware of these agreements and arrangements during its deliberations of the merits of the Offer and while determining to make the Board Recommendation set forth in the Schedule 14D-9.
These interests include:
•	the employment contracts certain executive officers and directors of the Company have with Dalian Wanda Group Co., Ltd., an indirect parent company of Purchaser, or its subsidiaries;
•	the vested and unvested Company Options held by directors and executive officers of the Company;

•	the monthly compensation of $15,000 of each member of the Independent Board Committee in exchange for his or her services in such capacity; and
•	the continuation of service of the executive officers of the Company in positions that are substantially similar to their current positions.
As of December 22, 2020, none of the executive officers and directors of the Company other than Mr. Hengming Yang, Mr. Philippe Blatter and Mr. Honghui Liao held of record or beneficially owned any Class A Ordinary Shares.

12.	Potential Transactions and Arrangements Concerning the Class A Ordinary Shares
Prior to the launch of the Offer, on  December 22, 2020, Purchaser entered into an agreement (the “Standstill Agreement”) with certain Associates pursuant to which each of the Associates has agreed with Purchaser:
•
to withdraw Class A Ordinary Shares prior to the expiration of the Offer by surrendering its ADSs under the Deposit Agreement in return for the underlying Class A Ordinary Shares (with the ADS cancellation fee of $0.05 per ADS payable to the Depositary borne by Purchaser); and

•
to not accept the Offer with respect to any ADSs or Class A Ordinary Shares owned or acquired (whether or not pursuant to the Standstill Agreement) by it (or any interest therein), or sell or transfer any ADSs or Class A Ordinary Shares or interest therein or enter into any agreement or understanding with respect to any such sale or transfer prior to the expiration of the Offer.

As a result of the entry into the Standstill Agreement, each of the Purchaser (and its affiliated entities) and the Associates  filed statements on Schedule 13D to report their respective beneficial ownership of Class A Ordinary Shares.
THE OFFER
1.	Terms of the Offer
Consideration and Payment
In this Offer to Purchase, Purchaser is offering to pay a purchase price of $1.70 in cash per Class A Ordinary Share, or $2.55 in cash per ADS, upon the terms, and subject to the conditions, set forth in this Offer to Purchase and the related Letters of Transmittal.  No fraction of Class A Ordinary Shares or ADSs will be purchased from any holder, and all payments to tendering holders of Class A Ordinary Shares or ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the Offer Price for Class A Ordinary Shares or ADSs pursuant to the Offer.
Whether or not a holder of Class A Ordinary Shares and/or ADSs will have to bear any cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares in connection with, or as a result of, the Offer will depend upon various factors, as described in this Offer to Purchase.  A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary and/or Hong Kong stamp duty.  Cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares will apply in other situations. Any tender of Class A Ordinary Shares in the Offer will be subject to Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).  A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary or stamp duty on transfer of Class A Ordinary Shares, and Purchaser will bear the cancellation fee and Hong Kong stamp duty when surrendering ADSs to the Depositary for cancellation.
If, at any time during the period on or after the date hereof, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse stock split), or combination, exchange or readjustment of Shares, or any share dividend or share distribution with a record date during such period, the Offer Price payable by Purchaser pursuant to the Offer will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the Offer Price, subject to further adjustment in accordance with this sentence.
Initial Offer Period
The Offer will commence on December 23, 2020, and will expire at 5:00 p.m., New York City time, on January 29, 2021, unless extended (the latest time and date at which the Offer will expire is referred to as the “Expiration Date”). We refer to such period from the commencement of the Offer to (and including) the Expiration Date as the initial offer period.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Class A Ordinary Shares or ADSs that are validly tendered and not properly withdrawn in accordance with “The Offer—Section 4. Withdrawal Rights” before 5:00 p.m., New York City time, on the Expiration Date.
If you hold your Class A Ordinary Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). Holders of Class A Ordinary Shares and ADSs are responsible for determining and complying with any applicable cut-off times and dates.
Extension
Subject to applicable law, the period during which the Offer remains open may be extended at any time and from time to time. Purchaser will also extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of Nasdaq.
All holders of the Class A Ordinary Shares or ADSs that validly tender, and do not withdraw, their securities into the Offer prior to the expiration of the Offer, will receive the same price per Class A Ordinary Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the Offer. In the event of an extension, all of the Class A Ordinary Shares or ADSs validly tendered into and not properly withdrawn from the Offer will remain subject to the Offer. Under such extension, each holder will continue to have the right to withdraw Class A Ordinary Shares or ADSs previously tendered.
If we extend the Offer, we will notify the Tender Agent and will make a public announcement of the extension by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the Offer.
In addition, if we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will promptly disseminate such change or waiver to all shareholders of the Company (including ADS holders) in a manner reasonably designed to inform them of such change or waiver and extend the Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of the Ordinary Shares or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response.
If Purchaser extends the Offer, if Purchaser is delayed in its acceptance for payment of, or payment (whether before or after our acceptance for payment for the Class A Ordinary Shares and/or ADSs) for, the Class A Ordinary Shares and/or ADSs or is unable to accept Class A Ordinary Shares and/or ADSs for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Tender Agent may retain tendered Class A Ordinary Shares and/or ADSs on behalf of Purchaser, and such Class A Ordinary Shares and/or ADSs may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in “The Offer—Section 4. Withdrawal Rights.”

However, the ability of Purchaser to delay the payment for Class A Ordinary Shares and/or ADSs which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.
Subsequent Offering Period
We expressly reserve the right, in our sole discretion, to provide for a subsequent offering period (and one or more extensions thereof) following the Expiration Date, in accordance with Rule 14d-11 promulgated under the Exchange Act.
If we elect to provide a subsequent offering period, it will be an additional period of time, following the expiration of the Offer and the purchase of Class A Ordinary Shares and ADSs pursuant to the Offer, during which holders may tender any Class A Ordinary Shares and ADSs not previously tendered by them into the Offer. If we elect to provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify of not fewer than three (3) business days nor more than 20 business days, (ii) Class A Ordinary Shares and ADSs may be tendered in the same manner as was applicable to the Offer except that any Class A Ordinary Shares and ADSs tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Class A Ordinary Shares and ADSs as they are tendered and (iv) the calculation of the price per Class A Ordinary Shares and ADSs will be the same as the Offer Price offered during the initial offering period. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights will not apply to Class A Ordinary Shares and ADSs tendered during a subsequent offering period.
Conditions to the Offer
The Offer is conditioned upon the satisfaction or waiver of certain conditions discussed in “The Offer—Section 11. Conditions to the Offer.” If any of the Offer Conditions has not been satisfied or waived at the Expiration Date, Purchaser may, or at the written request of the Company, Purchaser shall, extend the Offer for one or more periods, in consecutive increments of not more than 10 business days each (or such other duration as may be agreed to by Purchaser and the Company, to permit such Offer Condition to be satisfied; provided that in no event shall Purchaser be permitted without the Company’s prior written consent or required to extend the Offer beyond one minute after 11:59 p.m., New York City time, on the date that is 20 business days after the date that all of the conditions to the Offer (other than any condition that, by its nature, is to be satisfied only immediately prior to the Acceptance Time) have been satisfied. In addition, Purchaser must extend the Offer for any minimum period required by applicable law or by any rule, regulation, interpretation or position of the SEC or its staff.
            Purchaser expressly reserves the right, in its sole discretion, subject to applicable rules and regulations of the SEC and the Companies Ordinance, not to accept for payment any Class A Ordinary Shares or ADSs if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in “The Offer—Section 11. Conditions to the Offer.” Under certain circumstances, we may terminate the Offer.
           Purchaser has requested and received a copy of the Company’s shareholder list, a list of the non-objecting holders of ADSs and security position listings for the purpose of disseminating the Offer to shareholders and ADS holders and has commenced mailing of this Offer to Purchase, the related Letters of Transmittal and other related documents to record holders of Class A Ordinary Shares/ADSs and to brokers, dealers, commercial banks, trust companies and other securities intermediary whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Class A Ordinary Shares/ADSs.
2.	Acceptance for Payment and Payment for Shares
Purchaser is offering to pay a purchase price of $1.70 in cash per Class A Ordinary Share, or $2.55 in cash per ADS, upon the terms, and subject to the conditions, set forth in this Offer to Purchase and the related Letters of Transmittal.
Under no circumstances will any interest be paid by us on the Offer Price for Class A Ordinary Shares or ADSs tendered pursuant to the Offer, regardless of any delay in making such payments. No fraction of a Class A Ordinary Share or ADS will be purchased from any holder and all payments to tendering holders of the Class A Ordinary Shares or ADSs pursuant to the Offer will be rounded to the nearest whole cent.
Whether or not a holder of Class A Ordinary Shares and/or ADSs will have to bear any cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares in connection with, or as a result of, the Offer will depend upon various factors, as described in this Offer to Purchase.  A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary and/or Hong Kong stamp duty.  Cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares will apply in other situations. Any tender of Class A Ordinary Shares in the Offer will be subject to Hong Kong stamp duty of 0.2% of the value of the fractional shares (of which 0.1% of the value of the fractional shares would be borne by Purchaser).  A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary or Hong Kong stamp, and Purchaser will bear the cancellation fee and Hong Kong stamp duty when surrendering ADSs to the Depositary for cancellation.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver of all the Offer Conditions discussed in “The Offer—Section 11. Conditions to the Offer” (if waivable), Purchaser will accept for payment, promptly after the Expiration Date, all Class A Ordinary Shares and ADSs validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the Offer, provided that the Offer has not been terminated by such date, and will pay for such Class A Ordinary Shares and ADSs.
 In all cases, payment for Class A Ordinary Shares and ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of (i) the certificates evidencing such Class A Ordinary Shares/ADSs (the “Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Class A Ordinary Shares/ADSs into the Tender Agent’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures discussed in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares,” (ii) the Share Letter of Transmittal or the ADS Letter of Transmittal (or a facsimile thereof), as appropriate, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares”) in lieu of the Share Letter of Transmittal or ADS Letter of Transmittal and (iii) any other documents required by the Share Letter of Transmittal or ADS Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Shares Certificates or Book-Entry Confirmations with respect to Class A Ordinary Shares/ADSs are actually received by the Tender Agent.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased for all purposes, Class A Ordinary Shares/ADSs validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Tender Agent of Purchaser’s acceptance for payment of such Class A Ordinary Shares/ADSs pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, payment for Class A Ordinary Shares/ADSs accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Tender Agent, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Class A Ordinary Shares/ADSs have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Class A Ordinary Shares/ADSs tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment Class A Ordinary Shares/ADSs tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights discussed in “The Offer—Section 1. Terms of the Offer,” the Tender Agent may nevertheless retain tendered Class A Ordinary Shares/ADSs on behalf of Purchaser, and such Class A Ordinary Shares/ADSs may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in “The Offer—Section 4. Withdrawal Rights” and as otherwise required by Rule 14e-1(e) under the Exchange Act.
If any tendered Class A Ordinary Shares/ADSs are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Class A Ordinary Shares/ADSs than are tendered, Share Certificates evidencing unpurchased Class A Ordinary Shares/ADSs will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Tender Agent’s account at the Book-Entry Transfer Facility pursuant to the procedure discussed in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares,” such Class A Ordinary Shares/ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.
Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to any direct or indirect wholly-owned subsidiary of Purchaser, the right to purchase all or any portion of the Class A Ordinary Shares/ADSs tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer in the event of a breach by the transferee or assignee and will in no way prejudice the rights of tendering shareholders to receive payment for Class A Ordinary Shares/ADSs validly tendered and accepted for payment pursuant to the Offer.
3.	Procedures for Accepting the Offer and Tendering Shares
Tender of Class A Ordinary Shares
           The Tender Agent has been appointed by Purchaser to act as the centralizing, paying and transfer agent for Class A Ordinary Shares in connection with the Offer. If you are a holder of Class A Ordinary Shares that are not represented by ADSs, and if you intend to tender all or any portion of such Class A Ordinary Shares into the Offer, you should deliver a properly executed Share Letter of Transmittal, and all other documents required by the Share Letter of Transmittal, to the Tender Agent, to be received prior to 5:00 p.m., New York City time, on the Expiration Date. If you hold Class A Ordinary Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Class A Ordinary Shares you wish for it to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 5:00 p.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

DO NOT DELIVER ANY DOCUMENTS TO PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY. DELIVERY OF SHARE LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY DOES NOT CONSTITUTE A VALID TENDER.

Tender of ADSs
           Any ADS holder that intends to accept the Offer for all or any portion of such holder’s ADSs may validly tender such ADSs by following the instructions below and in the ADS Letter of Transmittal.
Registered Holders of ADRs
If you are a registered holder of ADRs, you must properly complete and duly execute the accompanying ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with the ADRs that you intend to tender, to the Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Do NOT send any ADRs, the ADS Letter of Transmittal or any related documents to Purchaser, the Depositary or the Information Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).
Registered Holders of Uncertificated ADSs
If you are a registered holder of uncertificated ADSs on the books of the Depositary, which is Deutsche Bank Trust Company Americas, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and timely deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

ADSs Held through a Broker or Other Securities Intermediary in the DTC System
If you hold ADSs through a broker or other securities intermediary in the Depository Trust Company (“DTC”) system, you should promptly contact your broker or other securities intermediary and request that the securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs into the Offer, the ADSs must be tendered by your securities intermediary before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent’s Message.
The term “Agent’s Message” means a message transmitted to the Tender Agent by DTC, received by the Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this Offer to Purchase and the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date, to receive instructions to tender ADSs. Note that if your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
If you are unable to perform the procedures described above before 5:00 p.m., New York City time, on the Expiration Date, you may still be able to tender your ADSs into the Offer in accordance with the procedures for guaranteed delivery that we are making available (see “—Guaranteed Delivery”).
The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder, and delivery will be considered made only when the Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.
DO NOT DELIVER ANY DOCUMENTS TO PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT DOES NOT CONSTITUTE A VALID TENDER.
 Surrendering ADSs for Class A Ordinary Shares in order to tender Class A Ordinary Shares into the Offer

As an alternative to tendering ADSs into the Offer, an ADS holder may surrender its ADSs, withdraw the Class A Ordinary Shares from the ADS program in which they are deposited and participate directly in the Offer as a holder of Class A Ordinary Shares. The ADS holder should call the Depositary at (212) 250-9100 or email the Depositary at adr@db.com to surrender to the Depositary the ADSs representing Class A Ordinary Shares that it wishes to tender into the Offer, pay a fee to the Depositary not in excess of $5.00 per 100 ADS (or fraction thereof)for the surrender of those ADSs, and pay any taxes and/or governmental charges or other charges payable in connection with such surrender and withdrawal, and otherwise comply with the terms and conditions of the Deposit Agreement.
These procedures could take a significant amount of time, possibly weeks, to complete and you should allow ample time for these procedures to be completed prior to the Expiration Date.
Signature Guarantees.    No signature guarantee is required on the Share Letter of Transmittal/ADS Letter of Transmittal if the (i) Share Letter of Transmittal/ADS Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Class A Ordinary Shares/ADSs) of the Class A Ordinary Shares/ADSs tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Share Letter of Transmittal/ADS Letter of Transmittal or (ii) Class A Ordinary Shares/ADSs are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the

Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) and the Stock Exchanges Medallion Program (each, an “Eligible Institution,” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Share Letter of Transmittal/ADS Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Share Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signatory of the Share Letter of Transmittal/ADS Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Share Letter of Transmittal. See also the Instructions included in the Share Letter of Transmittal.
           Guaranteed Delivery.    If a shareholder desires to tender Class A Ordinary Shares/ADSs pursuant to the Offer and the Share Certificate(s) evidencing such shareholder’s Class A Ordinary Shares/ADSs are not immediately available, or if such shareholder cannot deliver the Share Certificate(s) and all other required documents to the Tender Agent prior to the Expiration Date, or if such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Class A Ordinary Shares/ADSs may nevertheless be tendered; provided that all of the following conditions are satisfied:
•	such tender is made by or through an Eligible Institution;
•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Tender Agent as provided below; and

•
the Share Certificate(s) (or a Book-Entry Confirmation) evidencing all tendered Ordinary Shares/ADSs, in proper form for transfer, in each case together with the Share Letter of Transmittal/ADS Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letters of Transmittal, are received by the Tender Agent within two Nasdaq trading days after the date of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Tender Agent and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.
In all cases, Class A Ordinary Shares/ADSs will not be deemed validly tendered unless a properly completed and duly executed Share Letter of Transmittal/ADS Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Share Letter of Transmittal/ADS Letter of Transmittal is received by the Tender Agent.
The method of delivery of Share Certificates, the Share Letter of Transmittal/ADS Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Tender Agent (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Class A Ordinary Shares/ADSs, including questions as to the proper completion of any Share Letter of Transmittal/ADS Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form of transfer of any Share Certificates, will be determined by Purchaser in its sole and absolute discretion (which may be delegated to the Tender Agent), which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Class A Ordinary Shares/ADSs of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Class A Ordinary Shares/ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. Purchaser and the

Tender Agent will make reasonable efforts to notify any person of any defect in any Share Letter of Transmittal/ADS Letter of Transmittal submitted to the Tender Agent.
           Other Requirements.    By executing the Share Letter of Transmittal/ADS Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Share Letter of Transmittal/ADS Letter of Transmittal, to the full extent of such shareholder’s rights with respect to the Class A Ordinary Shares/ADSs tendered by such shareholder and accepted for payment by Purchaser (including, with respect to any and all other Class A Ordinary Shares/ADSs or other securities issued or issuable in respect of such Class A Ordinary Shares/ADSs, on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Class A Ordinary Shares/ADSs. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Class A Ordinary Shares/ADSs for payment. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Class A Ordinary Shares/ADSs (and such other Shares, rights and securities) will be revoked without further action, and no subsequent powers of attorney, proxies, consents or revocations may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Class A Ordinary Shares/ADSs and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Class A Ordinary Shares/ADSs to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment for such Class A Ordinary Shares/ADSs, Purchaser must be able to exercise full voting, consent and other rights with respect to such Class A Ordinary Shares/ADSs or rights, including voting at any meeting of shareholders or executing a written consent concerning any matter.
The tender of Class A Ordinary Shares/ADSs pursuant to any one of the procedures described above will constitute the tendering shareholders’ acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Class A Ordinary Shares/ADSs tendered, as specified in the Share Letter of Transmittal/ADS Letter of Transmittal. Purchaser’s acceptance for payment of Class A Ordinary Shares/ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).
4.	Withdrawal Rights
Except as otherwise provided in this Section 4, tenders of Class A Ordinary Shares/ADSs made pursuant to the Offer are irrevocable.
Class A Ordinary Shares/ADSs tendered pursuant to the Offer may be withdrawn at any time prior to 10:00 a.m., New York City time, on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 23, 2021, which is the 60th day after the date of commencement of the Offer. If you hold your Class A Ordinary Shares or ADSs through a broker or other securities intermediary, you should be aware that your broker or other securities intermediary is likely to establish a cut-off time and date for receipt of instructions to withdraw previously tendered Class A Ordinary Shares or ADSs that is earlier than 10:00 a.m., New York City time, on the Expiration Date. You should consult your broker or other securities intermediary to determine the specific cut-off times and dates that apply to you.
For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Tender Agent at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and the taxpayer identification number (“TIN”) of the person who tendered the Class A Ordinary Shares/ADSs to be withdrawn, the number of Class A Ordinary Shares/ADSs to be withdrawn and the name of the registered holder of such Class A Ordinary Shares/ADSs, if different from that of the person who tendered such Class A Ordinary Shares/ADSs. If Share Certificates evidencing Class A Ordinary Shares/ADSs to be withdrawn have been delivered or otherwise identified to the Tender Agent, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Tender Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Class A Ordinary Shares/ADSs have been tendered for the account of an Eligible Institution. If Class A Ordinary Shares/ADSs have been tendered pursuant to the procedure for book-entry transfer as discussed in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Class A Ordinary Shares/ADSs.
           If Purchaser extends the Offer, is delayed in its acceptance for payment of Class A Ordinary Shares/ADSs or is unable to accept Class A Ordinary Shares/ADSs for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Tender Agent may, nevertheless, on behalf of Purchaser, retain tendered Class A Ordinary Shares/ADSs and such Class A Ordinary Shares/ADSs may not be withdrawn, except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Tender Agent, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.
Withdrawals of Class A Ordinary Shares/ADSs may not be rescinded. Any Class A Ordinary Shares/ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Class A Ordinary Shares/ADSs may be re-tendered at any time prior to the Expiration Date by again following one of the procedures described in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares.”
Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Class A Ordinary Shares/ADSs in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Class A Ordinary Shares/ADSs or is unable to accept for payment or pay for Class A Ordinary Shares/ADSs pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer (including such rights as are discussed in “The Offer—Section 1. Terms of the Offer” and “The Offer—Section 11. Conditions to the Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Tender Agent may, nevertheless, on behalf of Purchaser, retain tendered Class A Ordinary Shares/ADSs, and such Class A Ordinary Shares/ADSs may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described above.
5.	Certain United States Federal Income Tax Consequences
The following is a summary of material United States federal income tax consequences of the Offer to U.S. Holders (as defined below). The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to any of the United States federal income tax consequences discussed herein. The IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such challenge.
For the purposes of this discussion, a U.S. Holder is a beneficial owner of Class A Ordinary Shares/ADSs that tenders Class A Ordinary Shares/ADSs in the Offer and has such Class A Ordinary Shares/ADSs accepted for payment pursuant to the Offer, and is: (i) an individual who is a United States citizen or resident for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate that is subject to United States federal income tax regardless of its source, or (iv) a trust if (a) a United States court is able to exercise supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes. If a pass-through entity, including a partnership or other entity classified as a partnership for United States federal income tax purposes, is a beneficial owner of Class A Ordinary Shares/ADSs, the United States federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Class A Ordinary Shares/ADSs is urged to consult its own tax advisor. For United States federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a holder of ADSs will be treated in this manner.
           This discussion applies only to U.S. Holders that hold Class A Ordinary Shares/ADSs as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Class A Ordinary Shares/ADSs acquired pursuant to the exercise of employee stock options or otherwise as compensation, Class A Ordinary Shares/ADSs held as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, insurance companies, United States expatriates, holders subject to the alternative maximum tax under the Code, tax-exempt organizations, holders required to accelerate the recognition of any item of gross income with respect Class A Ordinary Shares/ADSs as a result of such income being recognized on an applicable financial statement, and dealers in securities) that may be subject to special rules. This discussion does not address the effect of any United States federal estate or gift tax laws, nor any state, local, non-United States or other tax laws.
THIS DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE ACCEPTANCE OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.
Sale or Exchange of Class A Ordinary Shares/ADSs. The receipt of cash for Class A Ordinary Shares/ADSs pursuant to the Offer by a U.S. Holder will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder that sells Class A Ordinary Shares/ADSs pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference (if any) between the U.S. dollar value of the amount received and the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares/ADSs sold pursuant to the Offer. Any such gains or losses realized by a U.S. Holder upon disposal of the Class A Ordinary Shares or ADSs will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. If a U.S. Holder acquired blocks of Class A Ordinary Shares/ADSs at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block.
Subject to the discussion of the passive foreign investment company rules below, the gain or loss will be long-term capital gain or loss if the Holder has held such Class A Ordinary Shares/ADSs for more than one year at the time of the completion of the Offer. In general, long-term capital gains of a non-corporate U.S. Holder (including an individual U.S. Holder) are eligible for reduced rates of United States federal income tax.  There are limitations on the deductibility of capital losses.
Consequences if the Company is a Passive Foreign Investment Company.    A non-United States corporation, such as the Company, will be classified as a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes if, for any taxable year, either (i) 75% or more of its gross income for such year consists of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. For these purposes, the Company is treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock. Further, if the Company is a PFIC, then one or more of the Company’s subsidiaries may also be treated as PFICs of which a U.S holder would be an indirect shareholder.
If the Company is classified as a PFIC for any taxable year during which a U.S. Holder holds Class A Ordinary Shares/ADSs, and unless the U.S. Holder made a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether the Company remained a PFIC, on any gain recognized on the sale or other disposition of Class A Ordinary Shares/ADSs, including pursuant to the Offer, unless the U.S. Holder’s holding period in such Class A Ordinary Shares and/or ADSs began in the year of the sale or other disposition. Under the PFIC rules: (i) gain is allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares/ADSs; (ii) the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which the Company is classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; (iii) the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and (iv) the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.
As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded on a qualified exchange. The Company’s ADSs (but not its Class A Ordinary Shares) are listed on Nasdaq, which is a qualified exchange for these purposes. We believe that the Company’s ADSs should qualify as having been regularly traded, but no assurances may be given in this regard. If a U.S. Holder has made a valid mark-to-market election, then, in lieu of being subject to the PFIC tax and interest charge rules discussed above, any gain such U.S. Holder recognizes upon the tender of ADSs in the Offer, in a year when the Company is a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of disposing of Class A Ordinary Shares/ADSs pursuant to the Offer, including the consequences if the Company is or has been treated as a PFIC.
Additional Tax on Investment Income
U.S. Holders that are individuals, estates, or trusts and whose income exceeds certain thresholds will be subject to an additional 3.8% tax on unearned income, including, among other things, capital gains from the sale or other taxable disposition of, Class A Ordinary Shares or ADSs, subject to certain limitations and exceptions.
Information Reporting and Backup Withholding
Proceeds from a U.S. Holder’s sale or other disposition of Class A Ordinary Shares or ADSs, may be subject to information reporting requirements.  Proceeds from a sale or disposition may also be subject to backup withholding unless the U.S. Holder:
•	is a corporation or other exempt recipient, and, when required, demonstrates this fact; or
•
provides a correct taxpayer identification number on a properly completed U.S. IRS Form W-9 or other appropriate form which certifies that the U.S. holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax.  Any amount withheld under these rules will be creditable against the U.S. Holder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the U.S. Holder provides the required information to the IRS.  If a U.S. Holder is required to and does not provide a correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS.  All U.S. Holders are urged to consult their tax advisors as to their qualification for the exemption from backup withholding and the procedure for obtaining an exemption.
In addition, certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include Class A Ordinary Shares or ADSs) are required to report information relating to such assets, subject to certain exceptions.  U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of Class A Ordinary Shares and ADSs.
6.	Price Range of ADSs; Dividends
The ADSs are listed and traded on Nasdaq under the symbol “WSG.” The Company currently has 208,875,289 Shares (excluding 328,053 issued but unallocated Class A Ordinary Shares under the equity incentive plan of the Company) outstanding, no par value, including 61,907,582 Class A Ordinary shares and 146,967,707 Class B Ordinary Shares.

The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per ADSs as reported by published financial sources.

	Trading Price (US$)
	High	Low
2019
Third Quarter (from July 26, 2019)	5.55	3.54
Fourth Quarter	4.33	2.45
2020
First Quarter	4.85	1.36
Second Quarter	2.90	1.91
Third Quarter	2.44	1.80
Fourth Quarter (through December 22, 2020)	2.40	2.05

On September 29, 2020, the last trading day before the Company announced the receipt of the proposal by Purchaser to acquire all of the Class A Ordinary Shares, including Class A Ordinary Shares represented by ADSs, not already owned by Purchaser, the per share closing price of the ADSs reported on Nasdaq was $1.80. On December 22, the last full trading day prior to the date of the commencement of the Offer, the closing sales price of the ADSs on Nasdaq was $2.25. All shareholders (including holders of ADSs) are urged to obtain a current market price for the ADSs.  There is no separate trading market for Class A Ordinary Shares.

According to the Company’s 2019 Form 20-F, the Company has not and does not intend to declare or pay any dividends on Shares in the near future. Any determination to pay dividends in the future will be made at the discretion of the Board and will depend on the Company’s results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors the Board deems relevant. The Offer assumes no dividend or other distribution (including in respect of Sales Proceeds) will be made prior to the completion of the Offer.

7.	Certain Information Concerning the Company
General.    The information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources.

The Company’s principal office is in Tower B, Wanda Plaza, 93 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China, and its telephone number at such address is +86-10-8585-7456.

Financial Information.    The audited consolidated financial statements of the Company for the years ended December 31, 2017, 2018 and 2019 are incorporated by reference to Item 18 of the Company’s 2019 Form 20-F. The 2019 Form 20-F was filed with the SEC and may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “Available Information” below.

SELECTED FINANCIAL INFORMATION OF THE COMPANY

The selected consolidated financial information with respect to the Company set forth below has been derived from the audited consolidated financial statements of the Company contained in the Company’s 2019 Form 20-F. More comprehensive financial information is included in documents filed by the Company with the SEC, and the following financial information is qualified in its entirety by reference to the Company’s 2019 Form 20-F, and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

Selected Consolidated Financial Data
(in thousands, except per share information or as otherwise noted)

The following table presents the Company’s selected consolidated balance sheet data for the periods indicated.

	As of December 31,
BALANCE SHEET	2019	2019	2018
	(US$)	(€)
Total current assets	677,468	603,420	619,446
Total non-current assets	1,338,992	1,192,641	1,263,065
Total assets	2,016,460	1,796,061	1,882,511
Total current liabilities	803,227	715,434	1,172,530
Total non-current liabilities	957,239	852,613	718,996
Total liabilities	1,760,466	1,568,047	1,891,526
Total shareholders’ equity/(deficit)	255,994	228,014	(9,015)
Total liability and shareholders’ equity	2,016,460	1,796,061	1,882,511

The following table presents the Company’s selected consolidated profit or loss data for the periods indicated.

	For the year ended December 31,
STATEMENT OF OPERATIONS	2019	2019	2018
	(US$)	(€)
Revenue	1,156,484	1,030,080	1,129,186
Cost of sales	(770,585)	(686,360)	(763,793)
Gross profit(1)	385,899	343,720	365,393
Personnel expenses	(183,656)	(163,582)	(144,433)
Selling, office and administrative expenses	(77,105)	(68,677)	(52,043)
Depreciation and amortization	(40,749)	(36,295)	(32,846)
Impairment of goodwill	(285,535)	(254,326)	—
Other operating income/(expense), net	2,730	2,432	(26,801)
Finance costs	(89,819)	(80,002)	(53,711)
Finance income	2,599	2,315	11,842
Share of profit of associates and joint ventures	1,979	1,763	5,566
(Loss)/profit before tax	(283,657)	(252,652)	72,967
Income tax	(23,784)	(21,184)	(18,955)
(Loss)/profit for the period	(307,441)	(273,836)	54,012
Gross margin(2) (%)	33.4	33.4	32.4
Earnings/(loss) per share
Basic	(1.63)	(1.45)	0.31
Diluted	(1.63)	(1.45)	0.30
Weighted average number of ordinary shares used in computing earnings/(loss) per share, basic	189,480	189,480	169,331
Weighted average number of ordinary shares used in computing earnings/(loss) per share, diluted	198,673	198,673	169,331

(1)
Cyclicality driven by the timing cycle of sports events has a significant impact on the comparability of the Company’s results from one period to the next. In 2018, both total revenue and total cost of sales were impacted significantly due to media production activities in connection with the 2018 FIFA World Cup RussiaTM accounted for in the Company’s DPSS segment. These activities are undertaken pursuant to the Company’s cost-plus contractual model under which both revenue and costs are fully accounted for in the Company’s consolidated statement of profit or loss, including reimbursement revenues and reimbursement costs. Reimbursement revenues represent revenue that has associated costs of a similar, generally matching, amount (reimbursement costs), thereby resulting in a negligible gross margin impact. The negligible gross margin impact from reimbursement revenues and reimbursement costs (as opposed to a zero gross margin impact as may be otherwise expected) is due to temporary timing differences mainly resulting from foreign exchange effects on invoice settlements.

(2)	Represents gross profit as a percentage of total revenue for the relevant period.

Net Book Value per Share of Shares

The net book value per Share as of December 31, 2019 was $1.25 based on the number of issued and outstanding Shares of 205,031,173.

Available Information.    The Class A Ordinary Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in periodic reports and filed with the SEC.  The Company’s filings are available to the public on the SEC’s website (http://www.sec.gov).

You may contact MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500, or call toll free at (800) 322-2885 to request copies without charge of documents incorporated by reference.

8.	Certain Information Concerning Purchaser
Purchaser

Purchaser is an indirectly wholly-owned subsidiary of Parent and beneficially owns 146,967,707 Class B Ordinary Shares, which constitute approximately 90.5% of the total voting power in the Company. In addition, Purchaser beneficially owns one Class A Ordinary Share. Purchaser’s principal executive offices are located at Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong. Purchaser’s telephone number at this address is +86-10-8558-7385.  Purchaser does not beneficially own any ADSs.

9.	Source and Amount of Funds
Assuming that all outstanding Class A Ordinary Shares and ADSs are tendered into the Offer, the aggregate purchase price payable by Purchaser upon the consummation of the Offer would be approximately $84.3 million, excluding related transaction fees, costs and expenses.  Purchaser intends to finance the Offer with cash on hand. As of December 21, 2020, Purchaser had cash of approximately $104 million.

Because the only consideration to be paid in the Offer, the Compulsory Acquisition or the Share Consolidation is cash and the Offer is to acquire all issued and outstanding Class A Ordinary Shares/ADSs, we believe the financial condition of Purchaser is not material to a decision by a holder of Class A Ordinary Shares/ADSs whether to sell, hold or tender Class A Ordinary Shares/ADSs in the Offer.

10.	Dividends and Distributions
If, at any time during the period on or after the date hereof, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse stock split), or combination, exchange or readjustment of Shares, or any share dividend or share distribution with a record date during such period, the Offer Price payable by Purchaser pursuant to the Offer will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the Offer Price, subject to further adjustment in accordance with this sentence.

11.	Conditions to the Offer
Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Class A Ordinary Shares/ADSs promptly after termination or withdrawal of the Offer) and the Companies Ordinance, pay for, and (subject to any such rules or regulations) Purchaser may delay the acceptance for payment for, or the payment for, any Class A Ordinary Shares/ADSs validly tendered and not properly withdrawn, if any of the following conditions has not been satisfied immediately prior to the expiration of the Offer (as extended):

(i)
no law, statute, rule or regulation shall have been enacted or promulgated by any governmental entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Purchaser) which prohibits or makes illegal the consummation of the Offer, either Second Step Option or the Deposit Agreement Termination/Delisting; or

(ii)
no order or injunction of a court or governmental entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Purchaser) shall have been in effect preventing the consummation of the Offer, either Second Step Option or the Deposit Agreement Termination/Delisting in any material respect.

The foregoing conditions are for the sole benefit of Purchaser and, subject to the applicable rules and regulations of the SEC and the Companies Ordinance, may be waived by Purchaser, in its sole discretion, in whole or in part, at any time. The failure or delay by Purchaser at any time to exercise any of its rights pursuant to the Companies Ordinance or the applicable rules and regulations of the SEC shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

12.	Possible Effects of the Offer on the Market for ADSs; Nasdaq Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations
Possible Effects of the Offer on the Market for ADSs
Following completion of the Offer the Company may no longer be eligible to maintain an SEC registered ADS program or a listing with Nasdaq.  According to Nasdaq’s published guidelines, the ADSs would not meet the criteria for continued listing on the Nasdaq if, among other things, the total number of the Company’s shareholders is not at least 400. Upon the consummation of the Offer, the number of ADSs that are publicly held may be so small that the liquidity of the ADSs may be significantly reduced, there may no longer be an active trading market for ADSs and the market value of the ADSs may be significantly reduced. The extent of the public market for the ADSs and the availability of price quotations would depend upon factors such as, among others:
•	the number of holders of ADSs and the number of ADSs in public ownership;
•	the aggregate market value of the Class A Ordinary Shares, including Class A Ordinary Shares represented by ADSs in public ownership;
•	the trading volume of the remaining ADSs on Nasdaq;
•	whether securities firms remain interested in maintaining a market in ADSs or providing research on the Company;
•	the intended Deposit Agreement Termination;
•	the intended de-listing of the ADSs from Nasdaq, to be undertaken following completion of the Offer concurrently with the Deposit Agreement Termination; and
•	the intended SEC Deregistration.

Deposit Agreement Termination

The Board has unanimously approved the Deposit Agreement Termination.  The Company has instructed the Depositary to send a notice on or after December 23, 2020, notifying ADS holders of the Deposit Agreement Termination, to be effective on the Deposit Agreement Termination Date, namely January 29, 2021.  On or after March 1, 2021 (the ADS Cancellation Deadline), the Depositary may sell any Class A Ordinary Shares then held by it in one or more Depositary Sales. We expressly reserve the right, in our sole discretion, to initiate, immediately after the expiration of the Offer and acceptance of tendered Class A Ordinary Shares and ADSs, a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. See “The Offer—Section 1. The Offer – Subsequent Offering Period.” The application of cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares during the initial offer period will apply likewise to any subsequent offering period.

Following the Deposit Agreement Termination Date, the Depositary will no longer provide any other services in respect of the ADSs, including registration of any transfers of ADSs.  However, following the Deposit Agreement Termination Date and through March 1, 2020 (the ADS Transition Period), each ADS holder will continue to be entitled, subject to the terms and conditions of the Deposit Agreement and subject to any Depositary Sale (as described below), to surrender ADSs and withdraw Class A Ordinary Shares, upon payment by the holder of a cancellation fee of $0.05 per ADS payable to the Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (a Surrender/Withdrawal).  Any tender of Class A Ordinary Shares in the

Offer following a Surrender/Withdrawal, would be subject to Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).  Other than through a Surrender/Withdrawal, an ADS holder will not receive any underlying Class A Ordinary Shares.

Following the expiration of the ADS Transition Period, an ADS holder will still be able to effect a Surrender/Withdrawal to the extent the Depositary has not sold all Class A Ordinary Shares represented by ADSs in a Depositary Sale.  To the extent that any Class A Ordinary Shares have been sold in Depositary Sales, a Surrender/Withdrawal will result in the distribution of Class A Ordinary Shares and a pro rata distribution of cash proceeds (as described above) of such Depositary Sales.

Nasdaq Listing

The Board unanimously approved seeking the delisting of the ADSs from Nasdaq by filing a Form 25 with the SEC, such delisting to be effective upon, or shortly after, the Deposit Agreement Termination Date.Additionally, under Nasdaq rules, if the Company fails to meet certain criteria, the ADSs could be involuntarily de-listed from Nasdaq. Among such criteria are minimum thresholds for (i) the number of holders, (ii) the number of ADSs publicly held and (iii) the aggregate market value of the ADSs publicly held. Thus, if we purchase a sufficient number of ADSs in the Offer, the ADSs may no longer meet Nasdaq’s listing requirements, regardless of our intent to voluntarily de-list the ADSs from Nasdaq.

Upon the delisting of the ADSs from Nasdaq, there will be no public market for the ADSs,  Moreover, following delisting, the Company will no longer be subject to the Nasdaq Stock Market Rules, including corporate governance requirements.

SEC Deregistration

Assuming there are fewer than 300 holders of Class A Ordinary Shares of record following the Offer and/or any Second Step Option, the Company plans to undertake the SEC Deregistration, meaning the Company would terminate the registration of the Class A Ordinary Shares under Section 12(g)(4) of the Exchange Act, suspend its reporting obligations under Section 15(d) of the Exchange Act and cease to make filings with the SEC and comply with the SEC’s other rules relating to public companies.  To effect the SEC Deregistration, the Company would file a Form 15 with the SEC as soon after consummation of the Offer as the requirements for such termination of registration are met.

Remaining holders of Class A Ordinary Shares following SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions.  Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.

Margin Regulations

The Class A Ordinary Shares/ADSs are presently “margin securities” under Regulations T, U and X (the “Margin Regulations”) of the Board of Governors of the Federal Reserve System, which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the Class A Ordinary Shares under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, it is possible that following the Offer, the ADSs would no longer constitute “margin securities” under the regulations of the Federal Reserve Board.  As such, the ADSs could no longer be used as collateral for loans made by brokers.

13.	Certain Legal Matters; Regulatory Approvals
General.  Except as described in this Offer to Purchase, we are not aware of any pending legal proceeding relating to the Offer. Except as set forth in this Offer to Purchase, based on a review of publicly available filings by the Company with the SEC, Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Class A Ordinary Shares/ADSs by Purchaser pursuant to the Offer, a Second Step Option or otherwise, or (ii) except as discussed herein, any approval or other action by any governmental entity that would be required prior to the acquisition of Class A Ordinary Shares/ADSs by Purchaser pursuant to the Offer, a Second Step Option or otherwise. Should any such approval or other action be required, Purchaser presently contemplate that such approval or other action will be sought. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions, or that adverse consequences to the Company’s business might not result. Except as otherwise described in this Offer to Purchase, although we do not presently intend to delay the acceptance for payment of or payment for Class A Ordinary Shares and/or ADSs tendered into the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

Margin Regulations.  The Margin Regulations restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.  The Class A Ordinary Shares/ADSs are presently “margin securities” and, accordingly, Purchaser will ensure that the financing of the acquisition of the Class A Ordinary Shares or ADSs will be in compliance with the Margin Regulations.

14.	Fees and Expenses
Purchaser has retained MacKenzie Partners, Inc. to serve as the Information Agent and American Stock Transfer & Trust Company, LLC to serve as the Tender Agent in connection with the Offer. The Information Agent may contact holders of Class A Ordinary Shares/ADSs by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other securities intermediary to forward the Offer materials to beneficial holders. Each of the Information Agent and the Tender Agent will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

Except as discussed above, Purchaser will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Class A Ordinary Shares/ADSs pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

In addition, the Company will incur its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred solely by Purchaser.

15.	Miscellaneous
The Offer is being made solely by this Offer to Purchase and the related Letters of Transmittal, and is being made to the holders of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) other than Purchaser, its subsidiary or the Associates. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Class A Ordinary Shares/ADSs pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Class A Ordinary Shares/ADSs in such state.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED HEREIN OR IN THE LETTERS OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Purchaser has filed with the SEC a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer, which includes the information required by Schedule 13E-3. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “The Offer—Section 7. Certain Information Concerning the Company.”

WANDA SPORTS & MEDIA (HONG KONG) HOLDING CO. LIMITED

December 23, 2020

SCHEDULE A
INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS AND BENEFICIAL OWNERS OF PURCHASER
The following tables sets forth, to the best of our knowledge, for Purchaser, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. During the past five years, to the best of our knowledge, none of individuals below have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws.
Directors, Executive Officers and Beneficial Owners of Purchaser
Purchaser’s principal executive offices are located at Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.  Parent’s principal executive offices are located at Unit 606, 6th Floor, Alliance Building, 133 Connaught Road Central, Hong Kong.

Purchaser’s telephone number at this address is +86-10-8558-7385. Purchaser is indirectly owned by Dalian Wanda Group Co., Ltd., which is controlled by its chairman and president, Mr. Jianlin Wang. Purchaser beneficially owns 146,967,707 Class B Ordinary Shares (which constitute approximately 90.5% of the total voting power in the Company). In addition, Purchaser owns indirectly one Class A Ordinary Share.

Name and Title	Present Occupation or Employment, Employment History, Citizenship and Address
Mr. Lincoln Zhang	Director (Chinese citizen) with address at Tower B, Wanda Plaza, 93 Jianguo Road, Chaoyang District, Beijing, 100022, People's Republic of China.

SCHEDULE B
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth the current ownership of Shares by Purchaser and majority-owned subsidiary of the foregoing. No director and/or executive officer of Purchaser (or any of its subsidiaries, other than the Company) owns any Shares.  For further information, reference is also made to Schedule 13D filed by Purchaser with the SEC on December 23, 2020.

Entity	Amount beneficially owned(*)	Percentage(1)	Percentage of voting power (2)	Shared power to vote or direct the vote	Sole power to vote or direct the vote	Shared power to dispose or direct the disposition	Sole power to dispose or direct the disposition
Infront International Holdings AG	92,216,209(3)	44.1%	56.8%	92,216,209	-	92,216,209	-
Wanda Sports Industry (Guangzhou) Co. Limited	92,216,209(4)	44.1%	56.8%	92,216,209	-	92,216,209	-
Wanda Sports & Media (Hong Kong) Co. Limited	92,216,209(5)	44.1%	56.8%	92,216,209	-	92,216,209	-
Wanda Sports & Media Co. Limited	92,216,209(6)	44.1%	56.8%	92,216,209	-	92,216,209	-
Wanda Sports & Media (Hong Kong) Holding Co. Limited	146,967,708(7)	70.4%	90.5%	146,967,708	-	146,967,708	-
Wanda Culture Holding Co. Limited	146,967,708 (8)	70.4%	90.5%	146,967,708	-	146,967,708	-

(*) Lists the number of Class B Ordinary Shares held, directly and/or indirectly.  Class B Ordinary Shares may be converted into Class A Ordinary Shares at any time, on a one-for-one basis.  Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person who is not an affiliate of Dalian Wanda Group Co., Ltd, such Class B Ordinary Shares will be automatically and immediately converted into an equal number of Class A Ordinary Shares.

(1) The percentage of the class of securities is calculated by dividing the number of Class B Ordinary Shares beneficially owned by the listed person by 208,875,289, representing the total number of issued and outstanding Class A Ordinary Shares (61,907,582, excluding 328,053 issued but unallocated shares under the equity incentive plan of the Company) and Class B Ordinary Shares (146,967,707) as a single class as of December 31, 2019 as reported by the Issuer to the Reporting Persons.

(2) The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Class A Ordinary Shares and Class B Ordinary Shares as a single class.

(3) Represents 92,216,209 Class B Ordinary Shares directly held by Infront International Holdings AG. Infront International Holdings AG is wholly-owned by Wanda Sports Industry (Guangzhou) Co. Limited.

(4) Represents 92,216,209 Class B Ordinary Shares indirectly held by Wanda Sports Industry (Guangzhou) Co. Limited through Infront International Holdings AG. Wanda Sports Industry (Guangzhou) Co. Limited is wholly-owned by Wanda Sports & Media (Hong Kong) Co. Limited.

(5) Represents 92,216,209 Class B Ordinary Shares indirectly held by Wanda Sports & Media  (Hong Kong) Co. Limited through Wanda Sports Industry (Guangzhou) Co. Limited. Wanda Sports & Media (Hong Kong) Co. Limited is wholly-owned by Wanda Sports & Media Co. Limited.

(6) Represents 92,216,209 Class B Ordinary Shares indirectly held by Wanda Sports & Media Co. Limited through Wanda Sports & Media (Hong Kong) Co. Limited.  Wanda Sports & Media Co. Limited is wholly-owned by Wanda Sports & Media (Hong Kong) Holding Co. Limited.

(7) Represents 92,216,209 Class B Ordinary Shares held indirectly by Wanda Sports & Media (Hong Kong) Holding Co. Limited through Wanda Sports & Media Co. Limited and 54,751,498 Class B Ordinary Shares and one Class A Ordinary Share held directly in the Issuer by Wanda Sports & Media (Hong Kong) Holding Co. Limited. Wanda Sports & Media (Hong Kong) Holding Co. Limited is wholly-owned by Wanda Culture Holding Co. Limited.

(8) Represents 146,967,707 Class B Ordinary Shares held indirectly by Wanda Culture Holding Co. Limited through Wanda Sports & Media (Hong Kong) Holding Co. Limited. Wanda Culture Holding Co. Limited is wholly-owned by Beijing Wanda Culture Industry Group Co. Ltd.

SCHEDULE C
COMPANIES ORDINANCE

A. Squeeze Out

693. Offeror may give notice to buy out minority shareholders
(1)
If, in the case of a takeover offer that does not relate to shares of different classes, the offeror has, by virtue of acceptances of the offer, acquired, or contracted unconditionally to acquire, at least 90% in number of the shares to which the offer relates, the offeror may give notice to the holder of any other shares to which the offer relates that the offeror desires to acquire those shares.

(2)
If, in the case of a takeover offer that relates to shares of different classes, the offeror has, by virtue of acceptances of the offer, acquired, or contracted unconditionally to acquire, at least 90% in number of the shares of any class to which the offer relates, the offeror may give notice to the holder of any other shares of that class to which the offer relates that the offeror desires to acquire those shares.

(3)
If, in the case of a takeover offer that does not relate to shares of different classes, the offeror has, by virtue of acceptances of the offer, acquired, or contracted unconditionally to acquire, less than 90% in number of the shares to which the offer relates, the offeror may apply to the Court for an order authorizing the offeror to give notice to the holder of any other shares to which the offer relates that the offeror desires to acquire those shares.

(4)
If, in the case of a takeover offer that relates to shares of different classes, the offeror has, by virtue of acceptances of the offer, acquired, or contracted unconditionally to acquire, less than 90% in number of the shares of any class to which the offer relates, the offeror may apply to the Court for an order authorizing the offeror to give notice to the holder of any other shares of that class to which the offer relates that the offeror desires to acquire those shares.

(5)	The Court may, on application under subsection (3) or (4), make the order if it is satisfied that—
(a)	after reasonable enquiry, the offeror has been unable to trace one or more of the persons holding shares to which the takeover offer relates;
(b)
had the person, or all those persons, accepted the takeover offer, the offeror would have, by virtue of acceptances of that offer, acquired, or contracted unconditionally to acquire, at least 90% in number of the shares, or the shares of any class, to which that offer relates; and

(c)	the consideration offered is fair and reasonable.
(6)
The Court must not make the order unless it is satisfied that it is just and equitable to do so having regard to all the circumstances and, in particular, to the number of holders of shares who have been traced but who have not accepted the takeover offer.

(7)	If the Court makes an order authorizing the offeror to give notice to the holder of any shares, the offeror may give notice to that holder.

694. Notice to minority shareholders
(1)	A notice to a holder of shares under section 693—
(a)	must be given in the specified form; and
(b)	must be given to the holder before whichever is the earlier of the following—
(i)	the end of the period of 3 months beginning on the day after the end of the offer period of the takeover offer;

(ii)	the end of the period of 6 months beginning on the date of the takeover offer.
(2)	The notice must be given to the holder of shares—
(a)	by delivering it personally to that holder in Hong Kong;
(b)	by sending it by registered post to that holder to—
(i)	an address of that holder in Hong Kong registered in the books of the company; or
(ii)	if there is no such address, an address in Hong Kong supplied by that holder to the company for the giving of notice to that holder; or
(c)	in the manner directed by the Registrar on an application made under subsection (3).
(3)	An offeror may apply to the Registrar for directions regarding the manner in which the notice is to be given to a holder of shares if—
(a)	there is no address of the holder in Hong Kong registered in the books of the company; and
(b)	the holder has not supplied to the company an address in Hong Kong for the giving of notice to the holder.
(4)	If the takeover offer gives the holder of shares a choice of consideration, the notice—
(a)	must give particulars of the choices;
(b)	must state that the holder may, within 2 months after the date of the notice, indicate the holder’s choice by a letter sent to the offeror at an address specified in the notice; and
(c)	must state which consideration specified in the offer will apply if the holder does not indicate a choice.
(5)
If the takeover offer provides that the holder of shares is to receive shares in or debentures of the offeror, with an option to receive some other consideration to be provided by a third party instead, the offeror may indicate in the notice that the terms of the takeover offer include the option.

(6)
If the offeror does not indicate in the notice that the terms of the takeover offer include the option, the offeror may offer in the notice a corresponding option to receive some other consideration to be provided by the offeror.

(7)
For the purposes of subsection (5), consideration is to be regarded as being provided by a third party if it is made available to the offeror on terms that it is to be used by the offeror as consideration for the takeover offer.

695. Offeror’s right to buy out minority shareholders
(1)	This section applies if a notice is given under section 693 to the holder of any shares.
(2)	Unless the Court makes an order under subsection (3), the offeror is entitled and bound to acquire the shares on the terms of the takeover offer.
(3)	The Court may, on application by the holder made within 2 months after the date on which the notice was given, order that—
(a)	the offeror is not entitled and bound to acquire the shares; or
(b)	the offeror is entitled and bound to acquire the shares on the terms specified in the order.
(4)	For the purposes of subsection (2)—
(a)
if the takeover offer falls within section 694(4), the terms of the takeover offer are to be regarded as including the particulars and statements included in the notice for the purposes of that section;

(b)	if the takeover offer falls within section 694(5), the terms of the takeover offer are to be regarded as not including the option unless the offeror indicates otherwise in the notice; and
(c)
if, within 2 months after the date of the notice, the holder of the shares, by a letter sent to the offeror at an address specified in the notice, exercises the corresponding option offered under section 694(6), the terms of the takeover offer are to be regarded as including the corresponding option.

696. Obligations of offeror with right to buy out minority shareholders
(1)	If, by virtue of section 695(2), an offeror is entitled and bound to acquire any shares in a company, the offeror must comply with subsection (3) within 2 months after the date of the notice.
(2)
If an application for the purposes of section 695(3) is pending at the end of those 2 months, the offeror must comply with subsection (3) as soon as practicable after the application has been disposed of, unless the Court orders that the offeror is not entitled and bound to acquire the shares.

(3)	The offeror—
(a)	must send to the company—
(i)	a copy of the notice under section 693; and
(ii)	an instrument of transfer of the shares to which the notice relates, executed on behalf of the holder of the shares by a person appointed by the offeror; and
(b)	must pay or transfer to the company the consideration for the shares to which the notice relates.
(4)	Subsection (3)(a)(ii) does not require the offeror to send to the company an instrument of transfer of any shares for which a share warrant is for the time being outstanding.

697. Company must register offeror as shareholder
On receiving an instrument of transfer under section 696(3)(a)(ii), the company must register the offeror as the holder of the shares.

698. Company must hold consideration paid by offeror on trust
(1)
On receiving any consideration under section 696(3)(b) in respect of any shares, the company must hold the consideration on trust for the person who, before the offeror acquired the shares, was entitled to them.

(2)	If the consideration consists of any money, the company must deposit the money into a separate interest-bearing bank account.
(3)	The company must not pay out or deliver the consideration to any person claiming to be entitled to it unless the person produces to the company—
(a)	the share certificate or other evidence of title to the shares; or
(b)	an indemnity to the company’s satisfaction.

699. Provisions supplementary to section 698
(1)	This section applies if—
(a)	the person entitled to the consideration held on trust under section 698(1) cannot be found;

(b)	the company has made reasonable enquiries at reasonable intervals to find that person; and
(c)	12 years have elapsed since the consideration was received, or the company is wound up.
(2)	The company, or if the company is wound up, the liquidator, must sell—
(a)	any consideration other than cash; and
(b)	any benefit other than cash that has accrued from the consideration.
(3)	The company, or if the company is wound up, the liquidator, must pay into court a sum representing—
(a)	the consideration so far as it is cash;
(b)	the proceeds of any sale under subsection (2); and
(c)	any interest, dividend or other benefit that has accrued from the consideration.
(4)	The trust terminates on the payment being made under subsection (3).
(5)	The expenses of the following may be paid out of the consideration held on trust—
(a)	the enquiries mentioned in subsection (1)(b);
(b)	the sale mentioned in subsection (2);
(c)	the proceedings relating to the payment into court mentioned in subsection (3).

B. Share consolidation

170. Permitted alteration of share capital
(1)	A limited company may alter its share capital in any one or more of the ways set out in subsection (2).
(2)	The company may—
(a)	increase its share capital by allotting and issuing new shares in accordance with this Part;
(b)	increase its share capital without allotting and issuing new shares, if the funds or other assets for the increase are provided by the members of the company;
(c)	capitalize its profits, with or without allotting and issuing new shares;
(d)	allot and issue bonus shares with or without increasing its share capital;
(e)	convert all or any of its shares into a larger or smaller number of shares;
(f)	cancel shares—

(i)	that, at the date the resolution for cancellation is passed, have not been taken or agreed to be taken by any person; or
(ii)	that have been forfeited.
(3)	A limited company may alter its share capital as referred to in subsection (2)(e) or (f) only by resolution of the company.
Note—
Sections 140 and 141 contain provisions requiring a resolution of the company for an allotment of shares. Those sections may be relevant to an alteration of share capital referred to in subsection (2)(a), (c) or (d).
(4)	A resolution referred to in subsection (3) may authorize the company to exercise the power—
(a)	on more than one occasion;
(b)	at a specified time or in specified circumstances.
(5)	Any amount remaining unpaid on shares being converted under subsection (2)(e) is to be divided equally among the replacement shares.
(6)	If shares are cancelled under subsection (2)(f), the company must reduce its share capital by the amount of the shares cancelled.
(7)	For the purposes of Part 5, a cancellation of shares under this section is not a reduction of share capital.
(8)	A limited company’s articles may exclude or restrict the exercise of a power conferred by this section.

The Tender Agent for the Offer to Purchase is:
If delivering by mail, hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Co., LLC Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE TENDER AGENT.
Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Tender Offer is:

1407 Broadway
New York, New York 10018
(212) 929-5500
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com